Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SCP-325 HOLDING CORP.,

SCP-325 MERGER SUB, INC.

and

INTEGRAMED AMERICA, INC.

Dated as of June 10, 2012

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4.17	NOTIFICATION OF CERTAIN MATTERS	63
4.18	COMPANY AFFIDAVIT	63
4.19	CONFIDENTIALITY	63
4.20	COMPANY STOCKHOLDER, DIRECTOR AND EMPLOYEE ARRANGEMENTS	64
ARTICLE V. CONDITIONS		64
5.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	64
5.2	CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB	64
5.3	CONDITIONS TO OBLIGATION OF THE COMPANY	65
5.4	FRUSTRATION OF CLOSING CONDITIONS	66
ARTICLE VI. TERMINATION		66
6.1	TERMINATION BY MUTUAL CONSENT	66
6.2	TERMINATION BY EITHER THE COMPANY OR PARENT	66
6.3	TERMINATION BY THE COMPANY	67
6.4	TERMINATION BY PARENT	68
6.5	EFFECT OF TERMINATION.	68
ARTICLE VII. MISCELLANEOUS AND GENERAL		71
7.1	SURVIVAL	71
7.2	AMENDMENT	72
7.3	EXTENSION; WAIVER	72
7.4	COUNTERPARTS	72
7.5	GOVERNING LAW	72
7.6	CONSENT TO JURISDICTION	72
7.7	WAIVER OF JURY TRIAL	73
7.8	REMEDIES	73
7.9	NOTICES	74
7.10	ENTIRE AGREEMENT	75
7.11	NO THIRD PARTY BENEFICIARIES	75
7.12	OBLIGATIONS OF PARENT, THE COMPANY AND THE SURVIVING CORPORATION	76
7.13	TRANSFER TAXES	76
7.14	SEVERABILITY	77
7.15	COMPANY DISCLOSURE LETTER	77
7.16	ASSIGNMENT	77

EXHIBIT A	FORM OF VOTING AGREEMENT
EXHIBIT B	FORM OF SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of June 10, 2012 by and among SCP-325 Holding Corp., a Delaware corporation (“Parent”), SCP-325 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and IntegraMed America, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, each of IAT Reinsurance Company Ltd. (“IAT”), Wilshire Insurance Company (“Wilshire”) and Peter R. Kellogg (“Kellogg”) is entering into a voting agreement with Parent, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, each of Kellogg, IAT and Wilshire has agreed to vote the Common Shares beneficially owned by him or it in favor of the Merger, this Agreement and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Sagard Capital Partners, L.P., a Delaware limited partnership (the “Guarantor”), is entering into a limited guaranty with the Company (the “Limited Guaranty”), pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I.
DEFINITIONS; INTERPRETATION; CONSTRUCTION

1.1 Definitions.

(a) For purposes of this Agreement, each of the following terms has the meaning assigned to such term in this Section 1.1(a):

“ARTIC” means Assisted Reproductive Technology Insurance Company, Ltd., a limited liability company domiciled in the Cayman Islands.

“Acceptable Confidentiality Agreement” means an agreement with respect to the confidentiality of material non-public information concerning the Company and its Subsidiaries that is either (i) in effect on the date hereof or (ii) executed and delivered after the date hereof and, in each case, does not prohibit the Company from providing the notifications required by Section 4.2(e) and contains customary terms not materially more favorable to the recipient of such information than those contained in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not contain “standstill” or other similar provisions).

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group,” within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, of more than twenty percent (20%) of the Common Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group,” within the meaning of Section 13(d) of the Exchange Act, that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Common Shares outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such merger, consolidation, business combination or transaction own less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such merger, consolidation, business combination or transaction; or (iii) a sale, transfer, acquisition or disposition, directly or indirectly, of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole, measured by the fair market value thereof.

“Affiliate” means, when used with respect to any Person, any other Person that is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plans” means all benefit and/or compensation plans, contracts, policies or other arrangements, whether written or unwritten, maintained, sponsored, contributed or required to be contributed to (i) by the Company or any of its Subsidiaries relating to or covering Employees and/or current or former directors of the Company or any of its Subsidiaries or any dependent or beneficiary thereof (ii) by any Company ERISA Affiliate under which there is or may be any liability or obligation (contingent or otherwise) of the Company or any of its Subsidiaries, in each case, including “employee benefit plans,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and deferred compensation, consulting, employment, termination or severance, retention, equity compensation, stock option, stock

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purchase, stock appreciation rights, stock unit, stock based, incentive, change in control, bonus, medical, hospitalization, supplemental unemployment, health or life insurance, long- or short-term disability, vacation, sick leave, scholarship, fringe benefits, welfare, profit sharing and pension plans, contracts, policies or other arrangements.

“Book-Entry Shares” means the Common Shares held in the Direct Registration System.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Closing Date” means the date on which the Closing actually occurs.

“Company Credit Agreement” means that certain Third Amended and Restated Loan Agreement, dated as of May 21, 2010, among the Company, as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the Lenders party thereto, as amended as of the date of this Agreement.

“Company Material Adverse Effect” means a change, event or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, operations, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no changes, events or occurrences, individually or in the aggregate, to the extent arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) changes generally affecting the economy, credit, securities, currency or other financial markets or political conditions in the United States or elsewhere in the world, including changes in interest or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (ii) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism; (iii) epidemics, pandemics, earthquakes, tsunamis, hurricanes, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions or other force majeure events; (iv) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate or in which the products or services of the Company and its Subsidiaries are used or distributed; (v) any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with any of their respective customers, employees, Physician Practices (including physicians employed by the Physician Practices), financing sources, distributors or suppliers caused by the pendency or the announcement of the transactions contemplated by this Agreement; (vi) other than for purposes of Section 3.1(d), changes or effects from the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement, including any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement; (vii) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof; (viii) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues,

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earnings or other financial performance or results of operations for any period (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (ix) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested in writing, or the failure to take any action that is prohibited by this Agreement; (x) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates; (xi) any decline in the price or trading volume of the Common Shares on NASDAQ (it being understood that the exception in this clause shall not prevent or otherwise affect a determination that any change, event or occurrence underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect); or (xi) any actions taken pursuant to Section 4.5(d)(ii); provided, further, that any change, event or occurrence referred to in clause (i), (ii), (iii), (iv) or (vii) may be taken into account in determining whether there has been a Company Material Adverse Effect solely if and to the extent such change, event or occurrence has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Restricted Stock” means any Common Share that is subject to restrictions on transfer and/or forfeiture granted pursuant a Stock Plan.

“Company Stock-Based Award” means each right of any kind, contingent or accrued, to receive Common Shares or benefits measured in whole or in part by the value of a number of Common Shares issued under a Stock Plan (including performance shares, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options and Company Restricted Stock.

“Contract” means a written or oral agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument or obligation.

“Control” means the possession, directly or indirectly, of the power (i) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise.

“Copyrights” means registered and unregistered copyrights, including all applications therefor and renewals thereof, as well as software, designs and other works of authorship.

“Direct Registration System” means the service of The Depository Trust Company that provides for electronic direct registration of securities in an investor’s name on the books for the transfer agent or issuer, and allows securities to be transferred between a transfer agent and broker electronically.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

“Employee” means a current or former employee or officer of the Company or any of its Subsidiaries.

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“Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (i) the protection of human health as it relates to exposure to any Hazardous Substance or the protection, investigation or restoration of the environment, including air (both ambient air and indoor air), surface water, groundwater, drinking water, soil, wildlife and natural resources, or (ii) the production, use, storage, handling, treatment, transport, release or disposal of Hazardous Substances, in each case as presently in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to the Debt Financing Commitment and any joinder agreements, credit agreements or other definitive agreements with respect thereto.

“Hazardous Substance” means any substance, material or waste listed, defined, designated, classified or regulated as hazardous, toxic or a pollutant (or terms of like meaning) under any applicable Environmental Law, including asbestos or asbestos-containing material, polychlorinated biphenyls, petroleum, radioactive materials and any by-product thereof.

“Indebtedness” means, with respect to a Person, without duplication, (i) any liability of that Person (A) for borrowed money, including any accrued but unpaid interest thereon and any cost or penalty associated with prepaying any such liability, (B) evidenced by a note, debenture or similar instrument, (C) for the deferred purchase price of property or services, (D) under a capital lease agreement or (E) arising out of interest rate or currency swap arrangements and other arrangements designed to provide protection against fluctuations in interest or currency rates or (ii) any guaranty by that Person of any liability described in clause (i) of another Person; provided, however, that trade payables and accrued expenses arising in the ordinary course of business and intercompany indebtedness among the Company and/or its wholly-owned Subsidiaries shall not be deemed to be Indebtedness.

“Intellectual Property” means (i) Trademarks, (ii) Patents, (iii) trade secrets and other tangible or intangible proprietary or confidential information and know-how, including trade secrets in process, business methods, processes, formulae, designs, customer or patient lists and supplier or payor lists, and (iv) Copyrights.

“Knowledge of Parent” means the actual knowledge of Michael Braner or Dan Friedberg.

“Knowledge of the Company” means the actual knowledge of the persons listed on Section 1.1(a) of the Company Disclosure Letter.

“Material Contract” means:

(i) any Contract (other than a Stock Plan) listed as an exhibit, pursuant to Item 601(b)(10) of Regulation S-K, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC;

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(ii) any Contract pursuant to which the Company or any of its Subsidiaries provides services to any Physician Practice (or any other similar professional corporation, association, limited liability company, service company, limited liability partnership, doctor or other entity, even if such Person is not a Physician Practice), together with all side agreements, supplements, annexes, addenda or exhibits relating thereto;

(iii) any Contract or group of related Contracts pursuant to which the Company and its Subsidiaries paid, or were paid, in the aggregate during the Company’s fiscal year ended December 31, 2011, or reasonably expect to pay, or be paid, in the aggregate during the Company’s current fiscal year, Two Hundred Thousand Dollars ($200,000) or more;

(iv) any Contract with any of the top ten (10) suppliers or third party payors of the Company, its Subsidiaries and the Vein Clinics, taken as a whole, for the Company’s fiscal year ended December 31, 2011;

(v) (A) any joint venture or partnership Contract or (B) any so-called “Attain IVF” or affiliate agreement in connection with which or pursuant to which, in the case of this clause (B), the Company and its Subsidiaries paid, or were paid, in the aggregate during the Company’s fiscal year ended December 31, 2011, or reasonably expect to pay, or be paid, in the aggregate during the Company’s current fiscal year, One Hundred Thousand Dollars ($100,000) or more;

(vi) (A) any Contract for or relating to the employment by the Company or any of its Subsidiaries of any director or officer involving base salary in excess of $200,000 per annum or (B) any other type of Contract with any of the directors or officers of the Company or any of its Subsidiaries that, in the case of this clause (B), cannot be terminated without the Company and its Subsidiaries incurring aggregate obligations and liabilities of One Hundred Thousand Dollars ($100,000) or more, including any Contract requiring the Company or any of its Subsidiaries to make aggregate payments of One Hundred Thousand Dollars ($100,000) or more to the directors, officers or employees of the Company or any of its Subsidiaries, taken as a whole, as a result of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(vii) any Contract relating to outstanding Indebtedness of the Company or any of its Subsidiaries (other than certain guaranties by the Company and/or its Subsidiaries of certain business related credit card obligations of employees of the Company and/or its Subsidiaries);

(viii) any Contract of guarantee, support or assumption to which the Company or any of its Subsidiaries is a party with respect to the Indebtedness of, or any other obligations or liabilities (whether accrued, absolute, contingent or otherwise) of, any Physician Practice;

(ix) any Contract to which the Company or any of its Subsidiaries is a party that materially restricts it from (A) engaging in any aspect of its business, (B) participating or competing in any line of business, market or geographic area or (C) freely setting prices for its products, services or technologies (including most favored customer pricing provisions);

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(x) any Contract to which the Company or any of its Subsidiaries is a party that grants any material exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(xi) any Contract to which the Company or any of its Subsidiaries is a party relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing equity awards under a Stock Plan;

(xii) (A) any Contract to which the Company or any of its Subsidiaries is a party with any labor union or any collective bargaining agreement or similar Contract with its employees or (B) any employee leasing Contract (other than Contracts that provide for the hiring of employees on a temporary basis); or

(xiii) any Contract to which the Company or any of its Subsidiaries is a party that is required to be disclosed in the Company Reports pursuant to Section 404(a) of Regulation S-K.

“NASDAQ” means the NASDAQ Global Market.

“Partner FC” means the fertility center physician practices to which the Company provides management services as of the date hereof, as listed on Section 3.1(a) of the Company Disclosure Letter.

“Patents” means patents and pending patent applications, invention disclosures and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof.

“Permitted Lien” means (i) a Lien imposed by Law, including a carrier’s, warehousemen’s, landlord’s, mechanic’s, materialmen’s or similar Lien, the underlying debt or obligation of which is not yet due and payable or is being contested in good faith through appropriate proceedings, (ii) a Lien for Taxes, assessments or other charges of a Governmental Entity not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the books and records of the Company and its Subsidiaries, (iii) an encumbrance or restriction on real property (including an easement, covenant, right of way, minor defect or irregularity in title or similar restriction of record) that does not materially and adversely interfere with the present use of such real property, (iv) a zoning, entitlement, building or other land use regulation imposed by a Governmental Entity that does not materially and adversely interfere with the present use of the real property subject thereto, (v) a pledge or deposit to secure the performance of a bid, trade contract, lease, surety or appeal bond, performance bond or other obligation of a similar nature, in each case in the ordinary course of business, (vi) a license granted to a third party in the ordinary course of business by the Company or a Subsidiary of the Company, (vii) a Lien created or permitted under the Company Credit Agreement that will be able to be terminated at Closing upon payoff of the Indebtedness under the Company Credit Agreement,

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(viii) a Lien that will be released prior to or as of the Closing, (ix) a Lien arising under this Agreement, (x) a Lien created by or through Parent or Merger Sub or (xi) a Lien that does not materially and adversely impair the use or value of the asset subject thereto.

“Person” means any individual, corporation (including a not-for-profit corporation and/or professional corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Physician Practice” means a Partner FC or a Vein Clinic, and, collectively, means the Partner FCs and the Vein Clinics.

“Record Holder” means, with respect to any Common Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Common Shares.

“Regulation S-K” means Regulation S-K promulgated by the SEC.

“Representatives” means, with respect to a Person, the Affiliates, directors, officers, employees, financial advisors, investment bankers, financing sources, consultants, attorneys, accountants and other advisors, agents and representatives of such Person.

“Sagard Entity” means any of Sagard Capital Partners, L.P., Sagard Capital Partners Management Corp. or any fund or investment entity to which Sagard Capital Partners Management Corp. provides management services.

“Solvent” means, with respect to any Person as of any date of determination, that (i) the amount of the “fair saleable value” of the assets of such Person, as of such date, exceeds the value of all “liabilities of such Person, including a reasonable estimate of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) such Person does not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged and (iii) such Person has the ability to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities, as they mature. For purposes of the foregoing, “not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged” and “the ability to pay its liabilities, as of such date, including a reasonable estimate of contingent and other liabilities, as they mature” means that, as of the applicable date of determination, such Person has the ability to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or Controlled by such Person and/or by one or more of its Subsidiaries; provided, however, that solely for purposes of Section 3.1 and the first sentence of Section 4.1(a), each Vein Clinic shall be deemed to be a Subsidiary of the Company.

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“Superior Proposal” means a bona fide written Acquisition Proposal for an Acquisition Transaction (with the percentages set forth in the definition of such term changed from twenty percent (20%) or eighty percent (80%), as the case may be, to fifty percent (50%)) that the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal (including the financing thereof and any conditions thereto) and the Person or Persons making such Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement, including any written proposal by Parent and Merger Sub to amend the terms of this Agreement and any break-up fees, expense reimbursement or similar provisions.

“Tax Returns” means any and all material returns, forms, declarations, claims for refund or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any such Tax, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all federal, state, local and foreign income, profits, corporation, franchise, gross receipts, capital gains, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, workers’ compensation, alternative or add-on minimum, sales, use, property, withholding, excise, production, value added, ad valorem, franchise, capital, transfer, estimated, occupancy and other taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.

“Trademarks” means registered and unregistered trademarks, service marks, internet domain names, logos, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all goodwill associated therewith and symbolized thereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Vein Clinic” means the vein clinic physician practices to which the Company or a Subsidiary of the Company provides management services as of the date hereof, as listed on Section 3.1(a) of the Company Disclosure Letter.

(b) For purposes of this Agreement, each of the terms set forth below has the meaning assigned to such term in the Section of this Agreement set forth opposite such term.

Term	Section in Agreement
Affected Employees	4.9(a)
Agreement	Preamble
Alternative Acquisition Agreement	4.2(a)

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Term	Section in Agreement
Applicable Date	3.1(e)(i)
Attain IVF Programs	3.1(u)(i)
Bankruptcy and Equity Exception	3.1(c)(i)
Bylaws	2.5
Capitalization Date	3.1(b)(i)
Certificate	2.8(a)
Change of Recommendation	4.2(c)(ii)
Charter	2.4
Closing	2.2
Code	2.11
Common Share	2.8(a)
Company	Preamble
Company Disclosure Letter	3.1
Company ERISA Affiliate	3.1(h)(iv)
Company Intellectual Property	3.1(n)(i)
Company Option	2.10(a)
Company Recommendation	3.1(c)(ii)
Company Related Parties	6.5(e)
Company Reports	3.1(e)(i)
Company Requisite Vote	3.1(c)(i)
Confidentiality Agreement	4.19
Current D&O Insurance Policies	4.11(b)
Debt Financing	3.2(e)(i)
Debt Financing Commitment	3.2(e)(i)
Delaware Certificate of Merger	2.3
DGCL	2.1
Dissenting Shares	2.8(a)
Dissenting Stockholders	2.8(a)
Effective Time	2.3
Equity Financing	3.2(e)(i)
Equity Financing Commitment	3.2(e)(i)
Exchange Act	3.1(d)(i)
Exchange Fund	2.9(a)
Excluded Shares	2.8(a)
Financing	3.2(e)(i)
Financing Commitments	3.2(e)(i)
GAAP	3.1(e)(iii)
Governmental Antitrust Entity	4.5(d)(i)(A)
Governmental Entity	3.1(d)(i)
Guarantor	Recitals
HIPAA	3.1(u)(iv)
HITECH	3.1(u)(iv)
HSR Act	3.1(d)(i)
IAT	Recitals
Indemnified Parties	4.11(a)

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Term	Section in Agreement
Insurance Policies	3.1(o)(i)
IRS	3.1(h)(i)
Jefferies	3.1(c)(iii)
Kellogg	Recitals
Laws	3.1(i)
Leased Real Property	3.1(p)(ii)
Licenses	3.1(i)
Lien	3.1(b)(iv)
Limited Guaranty	Recitals
Material Lease	3.1(p)(ii)
Material Leased Real Property	3.1(p)(ii)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.10(a)
Order	5.1(c)
Parent	Preamble
Parent Fee	6.5(c)
Parent Related Parties	6.5(f)
Parent Welfare Benefit Plans	4.9(c)
Partner FC Insurance Policies	3.1(o)(i)
Paying Agent	2.9(a)
Per Share Merger Consideration	2.8(a)
Preferred Shares	3.1(b)(i)
Proxy Statement	4.3(a)
Registered Intellectual Property	3.1(n)(ii)
Restricted Stock Consideration	2.10(b)
SEC	3.1
Satisfactory Replacement Debt Financing	4.14(c)
Commitment
Securities Act	3.1(b)(iv)
Service Provider	3.1(h)(vii)
Stock Plans	3.1(b)(ii)
Stockholders Meeting	4.4
Surviving Corporation	2.1
Termination Date	6.2(a)
Termination Fee	6.5(b)(i)
Voting Agreement	Recitals
Wilshire	Recitals

1.2 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect the meaning or interpretation of this Agreement.

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(b) No summary of this Agreement prepared by a party hereto shall affect the meaning or interpretation of this Agreement.

(c) Where a reference in this Agreement is made to an Article, Section or Exhibit, such reference shall be to an Article or Section of or Exhibit to this Agreement, unless otherwise indicated.

(d) Where a reference in a Section of this Agreement is made to clause, such reference shall be to a clause of such Section, unless otherwise indicated.

(e) The words “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import when used in this Agreement shall, unless otherwise indicated, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise indicated.

(g) All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

(h) Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(i) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(j) A reference to any Law in this Agreement means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(k) All accounting terms used and not defined herein have the respective meanings given to them under GAAP.

(l) All references to “dollars” or “$” in this Agreement are to United States dollars.

(m) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) The phrase “made available” or any like phrase means that the document, information or Contract in question has been posted to the Intralinks “data room” managed by or on behalf of the Company, is available through EDGAR, has been made available to Parent, Merger Sub or one or more of their respective Representatives for review at the offices of the Company or any of its Subsidiaries or has been transmitted to Parent, Merger Sub or one or more

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of their respective Representatives in writing or by electronic transmission, in each case no later than 12:01 a.m., New York City time, on the calendar day prior to the date hereof.

Article II.
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Article II. The Merger shall have the effects specified in the DGCL.

2.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent or unless this Agreement has been terminated in accordance with its terms, the closing of the Merger (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. (Eastern Time) on the third (3rd) Business Day following the satisfaction or waiver in accordance with this Agreement of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

2.3 Effective Time. Subject to the provisions of this Agreement, prior to the Closing, the Company and Parent will jointly prepare, and as soon as practicable following the Closing, the Company and Parent will cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the “Delaware Certificate of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (subject to Section 4.11).

2.5 Bylaws. Parent shall take all actions necessary so that, immediately following the Effective Time, the bylaws of the Company are amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law (subject to Section 4.11).

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2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Charter and the Bylaws.

2.8 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or the sole stockholder of Merger Sub:

(a) Merger Consideration. Each share of the common stock, par value $0.01 per share, of the Company (a “Common Share”) issued and outstanding immediately prior to the Effective Time (other than issued and outstanding Common Shares (i) that are owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, (ii) that are owned by the Company as treasury stock or any direct or indirect wholly-owned Subsidiary of the Company, (iii) that are also shares of Company Restricted Stock or (iv) that are owned by stockholders (“Dissenting Stockholders”) that have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Common Shares (the “Dissenting Shares,” and, together with the Common Shares referred to in the immediately preceding clauses (i), (ii) and (iii), the “Excluded Shares”)) shall be automatically converted into the right to receive $14.05 per Common Share in cash (the “Per Share Merger Consideration”), without interest. At the Effective Time, all of the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration for each such Common Share, without interest, in accordance with this Article II.

(b) Cancellation of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 2.9(f) and subject to the right of a holder of any shares of Company Restricted Stock that are not Dissenting Shares to receive the Restricted Stock Consideration therefor pursuant to Section 2.10(b).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.9 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. Immediately prior to, or at, the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such

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other bank or trust company mutually acceptably to Parent and the Company (the “Paying Agent”), for the benefit of the Record Holders of Common Shares (other than Excluded Shares), a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.8(a) (such cash amount, the “Exchange Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or fails to perfect or otherwise loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, (i) such Common Shares shall cease to be Excluded Shares and (ii) Parent shall make available, or cause to be made available, to the Paying Agent additional cash funds in an amount equal to the product of (x) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or failed to perfect or otherwise lost its rights to, appraisal pursuant to Section 262 of the DGCL and (y) the Per Share Merger Consideration.

(b) Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each Record Holder of Common Shares (other than Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.9(e)) to the Paying Agent, such letter of transmittal to be in customary form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.9(e)) or Book-Entry Shares in exchange for the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 2.8(a). If any Excluded Shares cease to be Excluded Shares pursuant to Section 2.9(a), the Surviving Corporation shall cause the Paying Agent promptly (and in any event within three (3) Business Days) after the date on which such Excluded Shares cease to be Excluded Shares to mail to the Record Holder of such Common Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Common Shares. Upon delivery of such letter of transmittal by any Record Holder of Common Shares (other than Excluded Shares), duly completed and duly executed in accordance with its instructions, and the surrender to the Paying Agent of a Certificate that immediately prior to the Effective Time represented such Common Shares (or affidavit of loss in lieu thereof as provided in Section 2.9(e)), or receipt by the Paying Agent of an “agent’s message” or other evidence of transfer of Book-Entry Shares as the Paying Agent may reasonably request, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount by check or wire transfer of immediately available funds to an account designated by such holder (less any required Tax withholdings as provided in Section 2.11) equal to the product of (x) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.9(e)) or Book-Entry Shares immediately prior to the Effective Time and (y) the Per Share Merger Consideration, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a check for any cash to be delivered upon compliance with the procedures described above may be issued to the transferee if the applicable letter of transmittal is accompanied by all documents reasonably required by the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

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(c) No Further Registration of Transfers. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and, subject to compliance with the procedures set forth in Section 2.9(b), exchanged for the cash amount to which the Record Holder thereof is entitled pursuant to this Article II (less any required Tax withholdings as provided in Section 2.11), to be paid by check or wire transfer of immediately available funds to an account designated by such holder.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of the Common Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any Record Holder of Common Shares (other than Excluded Shares) that has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the amount to which such Record Holder is entitled as a result of the Merger pursuant to Section 2.8(a) (less any required Tax withholdings as provided in Section 2.11), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in the form and amount reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 2.11) equal to the product of (i) the number of Common Shares represented by such lost, stolen or destroyed Certificate and (ii) the Per Share Merger Consideration.

(f) Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, no Person that has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares shall be entitled to receive the Per Share Merger Consideration with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn its demand for, or failed to perfect or otherwise lost its right to, appraisal under the DGCL with respect to such Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, unless and until a Dissenting Stockholder shall have effectively withdrawn its demand for, or failed to perfect or otherwise lost its right to, appraisal under the DGCL with respect to Dissenting Shares, each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to such Dissenting Shares. If any Dissenting Stockholder effectively withdraws it demand for, or fails to perfect or otherwise loses its rights to, appraisal pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, then the right of such Dissenting Stockholder to receive the payment provided by Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been automatically converted into, as of the Effective Time, and shall represent

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only, the right to receive the Per Share Merger Consideration, without interest, pursuant to the provisions of this Section 2.9. At the Effective Time, the Dissenting Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in this Section 2.9(f). The Company shall give Parent (i) prompt notice of any written demands for appraisal pursuant to Section 262 of the DGCL received by the Company prior to the Effective Time, any withdrawals of such demands and any other demands, notices or instruments delivered to the Company pursuant to Section 262 of the DGCL prior to the Effective Time that relate to such demands and (ii) the opportunity to make decisions in respect of all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.10 Treatment of Outstanding Company Options and Company Restricted Stock Under Stock Plans.

(a) Company Options. Immediately prior to the Effective Time, each outstanding and unexercised option to purchase Common Shares issued under a Stock Plan (a “Company Option”), whether or not then vested or exercisable, shall become fully vested and exercisable and, at the Effective Time, each such Company Option not theretofore exercised shall be cancelled and shall only entitle the holder thereof to receive an amount (less any required Tax withholdings as provided in Section 2.11) in cash equal to the product of (i) the total number of Common Shares subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Common Share under such Company Option (the “Option Consideration”), without interest. For the avoidance of doubt, in the event that the exercise price per Common Share of any Company Option is equal to or greater than the Per Share Merger Consideration, at the Effective Time, such Company Option shall be cancelled without any consideration being payable in respect thereof. As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay to (or pay to the Surviving Corporation’s payroll provider for payment to) each holder of a Company Option the Option Consideration owed to such holder pursuant to this Section 2.10(a).

(b) Company Restricted Stock. Immediately prior to the Effective Time, each outstanding share of Company Restricted Stock, whether or not then vested, shall become free of all restrictions, fully vested and transferable and, at the Effective Time, each such share of Company Restricted Stock shall be cancelled and shall only entitle the holder thereof to receive an amount (less any required Tax withholdings as provided in Section 2.11) in cash equal to the Per Share Merger Consideration (the “Restricted Stock Consideration”), without interest, subject, however, to any rights of the holder of such share of Restricted Stock pursuant to Section 2.9(f). As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay to each holder of a share of Company Restricted Stock (other than a Dissenting Share) the Restricted Stock Consideration owed to such holder pursuant to this Section 2.10(b). If any shares of Company Restricted Stock that are also Dissenting Shares cease to be Dissenting Shares pursuant to Section 2.9(a), Parent shall, or shall cause the Surviving

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Corporation to, promptly (and in any event within three (3) Business Days) pay to the holder of such shares of Company Restricted Stock the Restricted Stock Consideration owed to such holder pursuant to this Section 2.10(b).

(c) Corporate Actions.

(i) Prior to the Effective Time, if and as required by the applicable Stock Plan, the Company shall provide notice to each holder of a Company Option or Company Restricted Stock describing the treatment of and payment for such Company Option or Company Restricted Stock under Section 2.10(a) or Section 2.10(b), as applicable.

(ii) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and shall take such other appropriate actions (including obtaining any required consents) to implement the provisions of Section 2.10(a) and Section 2.10(b) and to terminate the Stock Plans at the Effective Time.

(iii) From and after the Effective Time, each Company Option and each Company Stock-Based Award shall no longer represent the right to acquire Common Shares. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation shall be required to deliver Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Stock-Based Awards.

2.11 Withholding Taxes. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Common Shares, Company Options and Company Restricted Stock cancelled at the Effective Time such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares, Company Options or Company Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.12 Adjustments to Prevent Dilution. In the event that, after the date hereof and prior to the Effective Time, the Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction (and, in each case, only with the consent of Parent pursuant to Section 4.1(a)), the Per Share Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration.

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2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall, and shall be authorized to, cause their respective directors and officers to take all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

Article III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in (i) the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof, in each case, only if the nature and content of the applicable disclosure in such Company Report is such that its relevance to a representation or warranty in this Section 3.1 is reasonably apparent (but specifically excluding (x) any risk factor disclosures set forth under the heading “Risk Factors” and (y) any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements of risk that do not contain a reasonable level of detail about the specific risks of which the statements warn) or (ii) the disclosure letter delivered to Parent by the Company simultaneously with entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries and, to the Knowledge of the Company, each of the Partner FCs is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each Subsidiary of the Company that is not a Vein Clinic, together with the jurisdiction of organization of each such Subsidiary, the authorized and issued capital stock or other equity interests of each such Subsidiary and the name of each holder thereof. Section 3.1(a) of the Company Disclosure Letter also lists, as of the date hereof, each Partner FC, each Vein Clinic and the Subsidiary of the Company which contracts with each such Physician Practice. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ governing documents, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of twenty million (20,000,000) Common Shares and five million (5,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Shares”). As of the close of business on June 5, 2012 (the

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“Capitalization Date”), (A) 11,986,713 Common Shares were issued and outstanding, (B) 37,208 Common Shares were held by the Company as treasury shares and (C) no Preferred Shares were issued and outstanding. From the Capitalization Date to the date of this Agreement, no Company Options or Preferred Shares have been granted and no Common Shares or Preferred Shares have been issued, except for the issuance of Common Shares upon the exercise of Company Options or the vesting of Company Restricted Stock in accordance with its terms.

(ii) As of the close of business on the Capitalization Date, there were 687,840 Common Shares reserved for issuance under the Company’s Amended and Restated 1992 Incentive and Non-Incentive Stock Option Plan, the Company’s 2000 Long-Term Compensation Plan and the Company’s 2007 Long-Term Compensation Plan (collectively, the “Stock Plans”). Section 3.1(b)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the close of business on the Capitalization Date, of (A) all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Stock Plan under which such Company Option was issued, the number of Common Shares subject to such Company Option, the date of grant of such Company Option, the vesting schedule of such Company Option and the exercise price of such Company Option, and (B) all outstanding awards of Company Restricted Stock, indicating with respect to each such award of Company Restricted Stock the name of the holder thereof, the Stock Plan under which such Company Restricted Stock was issued, the number of Common Shares subject to such award of Company Restricted Stock, the date of grant of such award of Company Restricted Stock and the vesting schedule of such award of Company Restricted Stock. As of the close of business on the Capitalization Date, there were no outstanding Company Stock-Based Awards under the Stock Plans. The Company has made available to Parent complete and correct copies of all Stock Plans, the forms of all stock option agreements evidencing Company Options and the forms of all agreements evidencing Company Restricted Stock and Company Stock-Based Awards.

(iii) All outstanding Common Shares are, and all Common Shares subject to issuance as set forth in Section 3.1(b)(ii), upon issuance in accordance with the terms of the applicable Stock Plan, will be, duly authorized, validly issued, fully paid and nonassessable.

(iv) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, mortgage, easement, claim or other encumbrance (each, a “Lien”), except for (A) such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and other applicable securities Laws and (B) Permitted Liens. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity securities, or any securities or obligations convertible or exchangeable into or exercisable for capital stock or other equity securities, of any Person that is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than five percent (5%) of the outstanding capital stock of such Company.

(v) Except (A) as set forth in this Section 3.1(b) and (B) as reserved for future grants under the Stock Plans, as of the date of this Agreement, there are no preemptive

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or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of, or voting interests in, the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of, or voting interests in, the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(vi) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(vii) The Company does not have any stock appreciation or other equity compensation arrangements measured by the value of, or otherwise relating to, the capital stock of the Company. Except for this Agreement and the Voting Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no registration rights by which the Company or any of its Subsidiaries is bound with respect to any equity security of any class of the Company or any of its Subsidiaries.

(viii) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or other equity securities of the Company or any of its Subsidiaries or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other Person for any purpose other than as provided in award agreements relating to Company Options or Company Restricted Stock as they relate to using Common Shares to pay the exercise price thereof or to pay required withholding of income Taxes.

(c) Corporate Authority; Approval and Fairness; Opinion of Financial Advisor.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to, assuming the representations and warranties of Parent and Merger Sub set forth in Section 3.2 are true and correct, adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy,

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insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) As of the date hereof, the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present, (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, and has resolved, subject only to Section 4.2, to recommend adoption of this Agreement to the holders of Common Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Common Shares for their adoption at a stockholders’ meeting duly called and held for such purpose.

(iii) As of the date hereof, the Board of Directors of the Company has received the opinion of the Company’s financial advisor, Jefferies & Company, Inc. (“Jefferies”), to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the Merger by the holders of Common Shares (other than the Guarantor and its Affiliates) is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub. An executed copy of such opinion will be delivered, solely for informational purposes, to Parent promptly after execution of this Agreement.

(iv) Assuming the representations and warranties of Parent and Merger Sub set forth in Section 3.2 are true and correct, the Company Requisite Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary to adopt this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Except for: (A) the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) and state securities or “blue sky” laws; (B) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (C) the applicable requirements of NASDAQ; (D) the filing with the office of the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; and (E) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC from, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity, including any state medical board, any accreditation agency or any governmental healthcare reimbursement program (each, a

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“Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the governing documents of the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligation under, or the creation of a Lien on any of the assets of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC pursuant to, any Material Contract or (C) assuming compliance with the matters referred to in Section 3.1(d)(i), a violation of any Law to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC is subject, except, in the case of clause (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all registration statements, forms, reports and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act on or after January 1, 2011 (the “Applicable Date”) (the registration statements, forms, reports and other documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any schedules, exhibits and amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding and unresolved comments received from the SEC or its staff with respect to any of the Company Reports. There has been no material correspondence between the SEC and the Company since January 1, 2010 that is not available on EDGAR. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(ii) Since the Applicable Date, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with the applicable provisions of (A) the Sarbanes-Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

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(iii) (A) Each of the consolidated financial statements, including any related notes and schedules, included in or incorporated by reference into the Company Reports, as amended prior to the date hereof, or, in the case of Company Reports filed after the date hereof, to be included in or incorporated by reference into the Company Reports, at the time filed, (1) was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (2) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated (subject, in the case of unaudited interim financial statements, to notes and year-end adjustments).

(B) The financial information for the Partner FCs set forth in the Company Reports is derived from financial statements which, to the Knowledge of the Company, present fairly the financial condition, results of operations and changes in cash flows of the Partner FCs as of the date or for the period indicated in conformity with GAAP consistently applied throughout the periods involved.

(iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15 under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or, to the Knowledge of the Company, any allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Patient data for the Physician Practices set forth in the Company Reports is derived from medical management systems under the control and supervision of the Company and, to the Knowledge of the Company, is accurate and complete in all material respects.

(v) As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(f) Absence of Certain Changes. Since December 31, 2011 through the date of this Agreement, (i) the Company and its Subsidiaries and, to the Knowledge of the Company,

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the Partner FCs (taken as a whole) have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices, except in connection with this Agreement and the transactions contemplated hereby, and (ii) none of the Company or any its Subsidiaries has taken any action that, had such action occurred after the date of this Agreement and prior to the Effective Time, would have required the approval of Parent under Section 4.1(a)(i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii) or (xv) or Section 4.1(a)(xviii) (solely to the extent relating to one of the preceding clauses). Since December 31, 2011, there has not occurred any Company Material Adverse Effect. Since January 1, 2011, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Partner FCs has adopted, or modified in any material respect, any prepaid arrangements, patient “guaranty of fertility” or patient satisfaction program, rebate, discount or referral arrangement, or other program or arrangement with its patients, Physician Practices or third parties which would reasonably be expected to result in a material reduction in revenues or profitability after the Closing.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, (A) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (B) to the Knowledge of the Company, there is no investigation or review pending (or threatened) by any Governmental Entity with respect to any Partner FC or any officer or director of any Partner FC, (C) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (D) to the Knowledge of the Company, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or threatened against any Partner FC or any officer or director of any Partner FC, which, in each case, if adversely determined, would, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) As of the date of this Agreement, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or any Partner FC, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, unaccrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) reflected or reserved against in the Company’s consolidated balance sheet (and the related notes thereto) as of March 31, 2012, included in the Company Reports, (B) incurred in the ordinary course of business since March 31, 2012, (C) arising or incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (D) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(iv) Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(h) Employee Benefits.

(i) Section 3.1(h)(i) of the Company Disclosure Letter contains a correct and complete list of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Parent a correct and complete copy, as applicable, of (A) such Benefit Plan (or where a Benefit Plan has not been reduced to writing, a summary of all material terms of such Benefit Plan), including any amendments thereto, (B) the three (3) most recent annual reports filed with the Internal Revenue Service (“IRS”) on Form 5500 and all schedules thereto, (C) each trust or funding arrangement documentation prepared in connection with such Benefit Plan, (D) the most recently received IRS determination or opinion letter and any pending applications therefor, (E) the most recent summary plan description and summaries of material modifications and (F) for the past three (3) years, all material correspondence with any Governmental Entity relating to such Benefit Plan.

(ii) Each Benefit Plan has been administered and operated in compliance with ERISA, the Code and all other applicable Laws and in accordance with its terms, except for failures to comply or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No Benefit Plan is subject to the Law of any jurisdiction outside of the United States. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and, to the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to result in (A) the loss of the qualification of such Benefit Plan under Section 401(a) of the Code, (B) the loss of exemption from federal income taxation under Section 501 of the Code or (C) except for liabilities, penalties and taxes that have not had, individually or in the aggregate, a Company Material Adverse Effect, the imposition of any liability, penalty or tax under ERISA or the Code.

(iii) All contributions, premiums and other payments under or in connection with any Benefit Plan required to be made under the terms of any Benefit Plan or pursuant to ERISA or the Code have been timely made by the due date thereof (including any valid extensions) and all payments and contributions for any period ending on or before the Closing Date which are not yet due will have been paid or reflected in the Company Reports.

(iv) None of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is or ever been treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company ERISA Affiliate”) has now or at any time within the past six (6) years (and, in the case of any such other Person, only during the period within the past six (6) years that such Person was a Company ERISA Affiliate) contributed to, been required to contribute to, sponsored or maintained (A) a “pension plan,” within the meaning of Section 3(2) of ERISA, subject to Section 412 of the Code or Title IV or ERISA, (B) a “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or (C) a “multiple employer plan,” within the meaning of Section 4063 or 4064 of ERISA.

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(v) There is no material proceeding, action, claim or suit asserted, pending or, to the Knowledge of the Company, threatened relating to any Benefit Plan, the assets of any of the trusts under such Benefit Plan or against the Benefit Plan sponsor, Benefit Plan administrator or any fiduciary of a Benefit Plan, other than routine claims for benefits. None of the Benefit Plans promises or provides post-employment or retiree medical or other post-employment or retiree welfare benefits, except (A) as required by applicable Law and at the expense of the participant (or the participant’s beneficiary) for payment of premiums or (B) pursuant to and as set forth under the terms of individual employment, severance, retention and change in control agreements listed on Section 3.1(h)(v) of the Company Disclosure Letter and that have been made available to Purchaser.

(vi) All Benefit Plans and all other agreements or arrangements with respect to which the Company or any of its Subsidiaries have any liability (contingent or otherwise), in each case, that are subject to Section 409A of the Code (A) have been administered in all material respects in good faith compliance since January 1, 2005 and in material compliance since January 1, 2009, in each case, with Section 409A of the Code, and all applicable regulations and notices issued thereunder, and (B) have been, since January 1, 2009, in documentary compliance with Section 409A of the Code or have been timely corrected without penalty.

(vii) Neither the execution of this Agreement, the adoption of this Agreement by holders of Common Shares constituting the Company Requisite Vote nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) would reasonably be expected to (A) entitle any Employee or current or former director of the Company or any Subsidiary of the Company (each such Person, a “Service Provider”) to severance pay or any increase in severance pay, (B) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or benefit to any Service Provider or result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or (C) accelerate the time of payment or vesting or exercisability, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in the increase of any benefit or obligation pursuant to, any of the Benefit Plans. Without limiting the generality of the foregoing, no amount that has been or could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any Service Provider could be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. No Benefit Plan provides for and neither the Company nor any of its Subsidiaries has any contractual obligation to make any gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code or any similar provisions of applicable Law.

(i) Compliance with Laws; Licenses. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs are, and have been since the Applicable Date, in compliance with and are not in violation of any federal, state, local or foreign statute, law, common law, ordinance, code, rule, order, judgment, injunction, writ, decree, directive, regulation, guideline or interpretation having the force of law, permit or franchise of any Governmental Entity, including laws, regulations, guidelines or interpretations promulgated by

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any state medical board, any accreditation agency, any healthcare reimbursement program or other similar entity (collectively, “Laws”), with respect to the conduct of its business, or the ownership of its properties or assets, except for failures to comply or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any Partner FC has received any written notice alleging any material violation of Law or any demand or request for documents or testimony from any Governmental Entity outside the ordinary course of business. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs and the physicians affiliated with the Physician Practices have obtained and are in compliance with all permits, licenses, certifications, accreditations, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their businesses as presently conducted, except such Licenses the absence of which or the non-compliance with which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(j), the Board of Directors of the Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL, or any other applicable “fair price,” “moratorium,” “control share acquisition” or anti-takeover statute, applicable to a “business combination,” within the meaning of Section 203 of the DGCL, shall not apply to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement. The Company does not have in effect any stockholder rights plan or “poison pill.”

(k) Environmental Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs are in compliance with all applicable Environmental Laws, (ii) the Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs possess all Licenses required under all applicable Environmental Laws for the operation of their businesses as presently conducted, (iii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC has received from any Governmental Entity or any other Person any written claim, notice of violation or citation concerning any violation or alleged violation of, or liability or alleged liability under, any applicable Environmental Law during the past two (2) years, (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law and (v) to the Knowledge of the Company there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or threatened concerning compliance by any Partner FC with, or liability of any Partner FC under, any Environmental Law. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 3.1(k) constitute the sole representations and warranties of the Company relating to environmental matters, including Environmental Laws.

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(l) Taxes.

(i) The Company and each of its Subsidiaries has timely filed (or has caused to be timely filed on its behalf) all Tax Returns that it was required to file. Each such Tax Return filed by the Company or any of its Subsidiaries (or filed on behalf of the Company or any of its Subsidiaries) is complete and accurate in all material respects. All material amounts of Taxes due and payable by the Company or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the books and records of the Company or its Subsidiaries. The Company and each of its Subsidiaries has made adequate provision, in accordance with GAAP, in its books and records for the payment of all material Taxes that are not yet due and payable.

(ii) No deficiencies for any material Taxes have been asserted, assessed or, to the Knowledge of the Company, proposed by any Taxing authority against the Company or any of its Subsidiaries that have not been resolved and paid in full, except for deficiencies that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the books and records of the Company and its Subsidiaries.

(iii) There is no audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in respect of any material Taxes. There are no material Liens that arose in connection with any failure (or alleged failure) to pay any Tax upon any of the material assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(iv) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(v) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency, which waiver or extension is still in effect.

(vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or pursuant to any contractual obligations.

(vii) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any material Tax indemnity agreement (other than any commercial contract or agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2) year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (C) is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company) filing

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an affiliated, consolidated, combined or unitary Tax Return for any taxable period for which the statute of limitations has not expired.

(viii) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction,” within the meaning of Treasury Regulation § 1.6011-4(b).

(ix) None of the Company or any of its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is subject to taxation by that jurisdiction (except for any claims that would not be material).

(x) Neither the Company nor any of its Subsidiaries has been, during the previous five (5) years, a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code.

(m) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries (A) has been a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, employee organization or works council or (B) is engaged in any negotiation with any labor union, labor organization, employee organization or works council. There is no union organization activity involving any of the Employees pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the Employees. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, employee organization or works council. There is not pending or, to the Knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law, immigration collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding, social security or any similar Tax. Neither the Company nor any of its Subsidiaries has any material liability (contingent or otherwise) with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any misclassification of an employee as exempt versus non-exempt.

(ii) Section 3.1(m)(ii) of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of all employees of the Company and its Subsidiaries whose annual rate of base compensation exceeds $200,000, along with the position, annual rate of base compensation and annual bonus opportunity, of each such person.

(iii) To the Knowledge of the Company, no employee of the Company, any of its Subsidiaries or any Partner FC is in violation of any term of any employment Contract,

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patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company, any of its Subsidiaries or any Partner FC or actions undertaken by the employee while employed with the Company, any of its Subsidiaries or any of the Partner FCs, except as such violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

(n) Intellectual Property.

(i) The Company and its Subsidiaries own, free and clear of any Liens (other than Permitted Liens), or otherwise possess the right to use, all Intellectual Property that is necessary for the conduct of their businesses as of the date of this Agreement (the “Company Intellectual Property”), except whether the failure to own or possess the right to use Company Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no claim by any third party contesting the validity, enforceability or ownership of the Company Intellectual Property has been made and is currently outstanding against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such claim threatened. Since the Applicable Date, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC has received written notice from any third party alleging that the Company, any of its Subsidiaries or any Partner FC has infringed or otherwise violated any Intellectual Property rights of such third party or offering to grant a license to such third party Intellectual Property rights (that was the subject of such allegation). To the Knowledge of the Company, no Person is infringing upon or otherwise violating any Company Intellectual Property owned by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries do not infringe upon or otherwise violate, and, within the applicable statute of limitations periods, have not infringed upon or otherwise violated, any Intellectual Property owned by a third party, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) Section 3.1(n)(ii) of the Company Disclosure Letter contains a correct and complete list of all material Trademarks, Copyrights and Patents owned by the Company or any of its Subsidiaries as of the date hereof that are currently registered with or subject to a pending application for registration before any Governmental Entity or internet domain name registrar (the “Registered Intellectual Property”). All Registered Intellectual Property is subsisting and, to the Knowledge of the Company, is valid and enforceable, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(o) Insurance.

(i) Section 3.1(o) of the Company Disclosure Letter contains a correct and complete list of all material insurance policies owned or held by the Company or any of its Subsidiaries (the “Insurance Policies”). Correct and complete copies of all Insurance Policies have been made available to Parent. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Insurance Policies are in full force and effect (except for

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Insurance Policies that have expired under their terms in the ordinary course and have been replaced by insurance policies with substantially similar coverage), neither the Company nor any Subsidiary of the Company is in breach or default under an Insurance Policy and, to the Knowledge of the Company, no notice of cancellation or modification of any Insurance Policy has been received other than in connection with ordinary renewals. To the Knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all material insurance policies owned or held by the Partner FCs (the “Partner FC Insurance Policies”) are in full force and effect (except for Partner FC Insurance Policies that have expired under their terms in the ordinary course and have been replaced by insurance policies with substantially similar coverage), no Partner FC is in breach or default under a Partner FC Insurance Policy and no notice of cancellation or modification of any Partner FC Insurance Policy has been received other than in connection with ordinary renewals.

(ii) To the Knowledge of the Company, ARTIC maintains loss reserves calculated in accordance with proper actuarial principles and conducts its insurance operations in compliance in all material respects with applicable Laws, including the insurance Laws of the Cayman Islands. To the Knowledge of the Company, there are no material disputes between ARTIC and any fronting carrier.

(p) Real Property.

(i) Neither the Company nor any of its Subsidiaries owns any real property.

(ii) Except in any such case as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or its applicable Subsidiary holds good and valid leasehold interests in the real property that is leased or subleased by the Company or any of its Subsidiaries (the “Leased Real Property”), free and clear of any Liens (other than Permitted Liens). Section 3.1(p)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each parcel of Leased Real Property with an annual rent payment in excess of $100,000 (the “Material Leased Real Property”). Each Contract of the Company or its applicable Subsidiary for the Material Leased Real Property, where such Contract constitutes a lease of real property establishing a leasehold estate under which the Company or its applicable Subsidiary is a tenant or subtenant (a “Material Lease”), is valid and binding on the Company and each of its Subsidiaries that is a party thereto (but, in each case, subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Lease by the Company or any of its Subsidiaries that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. Complete and correct copies of each Material Lease have been made available to Parent. With respect to each parcel of Material Leased Real Property that is used and occupied by a Physician Practice, the Material Lease with respect to such Material Leased Real Property permits the Company or a Subsidiary of the Company to allow such Physician Practice

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to use and occupy such Material Leased Real Property, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q) Contracts.

(i) Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries that is a party thereto (but, in each case subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Contract by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC that is a party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC that is a party thereto, or, to the Knowledge of the Company, give any Person the right to accelerate, modify, terminate or obtain changed terms thereunder, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, (A) no counterparty to any Material Contract has threatened to, or notified the Company, any of its Subsidiaries or any Partner FC in writing of any intention to, cancel any such Material Contract or reduce the frequency or volume of business under such Material Contract compared to the frequency and volume of business during the twelve (12)-month period ended as of the date hereof, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, except in the case of Material Contracts described in clause (ii) of the definition thereof, to which such exception shall not apply, and (B) as of the date of this Agreement, no Physician Practice has requested any other material change or modification to the relationship between such Physician Practice and the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has been notified that a third party payor intends to materially reduce or adversely modify any reimbursement rates, terms or conditions.

(ii) Except for any Material Contract where the terms thereof prohibit its disclosure to any third party, complete and correct copies of each Material Contract have been made available to Parent. Section 3.1(q)(ii) of the Company Disclosure Letter contains a correct and complete list, as of the date hereof, of each Material Contract which is not listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC.

(r) Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of any amendment of supplement thereto or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or any Affiliate of Parent in

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connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein). As of the date of this Agreement, to the Knowledge of the Company, there is no fact, circumstance or event which would reasonably be expected to delay the preparation and filing of the Proxy Statement.

(s) Related Party Transactions. Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404(a) of Regulation S-K that has not been disclosed in the Company Reports.

(t) Brokers. Except for Jefferies, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which Jefferies is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(u) Certain Regulatory Matters.

(i) The Company, its Subsidiaries, the Company's Attain IVF Refund Program and Attain IVF Multi-Cycle Program (collectively, the “Attain IVF Programs”) and, to the Knowledge of the Company, the Partner FCs and the physicians employed by the Physician Practices have been since the Applicable Date and are in compliance in all material respects with any Laws prohibiting the corporate practice of medicine, as may be relevant, in each state in which the Physician Practices provide medical services or in which any of the Attain IVF Programs is offered. In states in which the corporate practice of medicine is prohibited, the Company performs only non-medical administrative services, does not offer medical services and does not exercise influence or control over the independent medical decision making of the physicians or their affiliated Physician Practice. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC or the physicians employed by the Physician Practices, has received any notification from any Governmental Entity asserting that such Person has violated a Law prohibiting the corporate practice of medicine.

(ii) The Company, its Subsidiaries, the Attain IVF Programs and, to the Knowledge of the Company, the Partner FCs and the physicians employed by the Physician Practices have been since the Applicable Date and are in compliance in all material respects with Laws prohibiting licensed professionals from dividing with any Person any fee, commission, rebate or other form of compensation for any professional service not actually and personally rendered by the Person. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC or the physicians employed by the Physician Practices has received any notification from any Governmental Entity asserting that such Person is not compliant with such “fee-splitting” Laws.

(iii) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC has made any knowing and willful offer or payment, or has solicited or received any form of remuneration in return for, or with the purpose to induce, the referral of patients, or in return for, or with the purpose to induce, the purchase, lease or order of items or

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services, that are covered by Medicare, Medicaid or other federal or private health care programs, or to have violated any Law related to kickbacks or patient inducements. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs and the physicians employed by the Physician Practices have been since the Applicable Date and are in compliance in all material respects with state and federal physician self-referral “Stark” Laws and regulations prohibiting a physician’s referral of health services to any entity with which that physician has a financial relationship. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC or the physicians employed by the Physician Practices has received any notification from any Governmental Entity asserting that such Person is not compliant with any “anti-kickback” Laws or Laws prohibiting self-referral.

(iv) The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs have been since the Applicable Date and are in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), any “business associate” agreements that any of the Company or its Subsidiaries have executed pursuant to HIPAA and any state Laws governing the privacy or security of identifiable patient information. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC, has received any notification from any Governmental Entity asserting that such Person is not compliant with HIPAA, HITECH or any other Law governing the privacy or security of identifiable patient information.

(v) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Partner FC has material outstanding overpayments or refunds due to governmental programs or private programs, except amounts arising in the ordinary course of business that are subject to the regular business practice of identifying and resolving such overpayments or refunds due. The Company, its Subsidiaries and, to the Knowledge of the Company, the Partner FCs have not engaged in a pattern or practice of submitting bills or claims to governmental programs or private programs for services, items or goods which would be considered false or fraudulent pursuant to 31 U.S.C. § 3729 or any other Law related to false claims or fraud, including submitting claims for services, items or goods which are not actually provided to persons qualified under such governmental programs or private programs to receive such services, items or goods.

(vi) Neither the Company nor any of its Subsidiaries nor to the Knowledge of the Company, any of the Partner FCs or the physicians employed by the Physician Practices have, since the Applicable Date:

(A) been excluded from participation in any federal or state health care program;

(B) been debarred or suspended from participating in Contracts with any Governmental Entity;

(C) received any notice from a Governmental Entity of any proposed exclusion, debarment, suspension, removal or restriction;

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(D) been a party or subject to the terms of a corporate integrity agreement or similar agreement or consent order required by a Governmental Entity;

(E) been subject to ongoing reporting obligations pursuant to any settlement agreement entered into with a Governmental Entity; or

(F) been subject to a formal review or audit of claims (outside of the ordinary course of review or audit) by any federal or state health care program.

(vii) None of the Company, its Subsidiaries or, to the Knowledge of the Company, the Partner FCs have engaged or presently engage in the business of insurance in violation of Laws governing the licensing and business of insurance, and the Attain IVF Programs are not insurance products. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Partner FC has received any notification from any Governmental Entity asserting that such Person is engaged in the business of insurance.

(viii) The Company and its Subsidiaries have been since the Applicable Date and are in compliance in all material respects with applicable federal and state Laws relating to franchises. Neither the Company nor its Subsidiaries has received any notification from any Governmental Entity asserting that such Person is not compliant with such franchise laws.

(v) Indebtedness; Certain Liens. Section 3.1(v) of the Company Disclosure Letter identifies all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof (other than certain guaranties by the Company and/or its Subsidiaries of certain business related credit card obligations of employees of the Company and/or its Subsidiaries). As of the Closing Date the Company and/or one of its wholly-owned Subsidiaries (other than a Vein Clinic), as secured party, will possess a first priority perfected security interest in the accounts receivable of, and substantially all of the other material assets of, each of the Physician Practices.

3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where any such failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, each as amended on the date of this Agreement, and each as so made available is in full force and effect.

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(b) Corporate Authority. No vote of the holders of any class or series of capital stock or other securities of Parent is necessary for Parent to consummate the Merger or the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement pursuant to Section 4.13, to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) Except for: (A) the applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws; (B) the applicable requirements of the HSR Act; (C) the filing with the office of the Secretary of State of the State of Delaware of the Delaware Certificate of Merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (D) the applicable requirements of any antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States; and (E) any notices, reports, filings, consents, registrations, approvals, permits and authorizations listed on Section 3.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of the certificate of incorporation or bylaws of Parent or Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets, of Parent or Merger Sub pursuant to, any material Contracts to which Parent or Merger Sub is a party or by which Parent, Merger Such or any of their respective properties are bound or (C) assuming compliance with the matters referred to in Section 3.2(c)(i), a violation of any Laws to which Parent or Merger Sub is subject, except, in the case of clause (B) or (C), for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement

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(iii) None of Parent, any Sagard Entity or any Person Controlled by Parent or any Sagard Entity has derived revenues in the most recent fiscal year or in the current fiscal year which would overlap with any NAICS Code listed in Section 3.2(c)(iii) of the Company Disclosure Letter.

(d) Litigation. As of the date of this Agreement, (i) there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or Merger Sub and (ii) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub, which, in each case, if adversely determined, would, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Sub is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon Parent or Merger Sub, except as would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(e) Financing.

(i) Parent has delivered to the Company correct and complete copies of (A) the executed commitment letter between GCI Capital Markets LLC and Sagard Capital Partners, L.P. and Merger Sub (the “Debt Financing Commitment”), pursuant to which the lender parties thereto have committed, subject to the terms and conditions set forth therein, to provide the debt financing set forth therein in connection with the transactions contemplated by this Agreement (the “Debt Financing”), and (B) the executed commitment letter between Parent and Sagard Capital Partners, L.P. (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor party thereto has committed, subject to the terms and conditions set forth therein, to provide the equity financing set forth therein in connection with the transactions contemplated by this Agreement (the “Equity Financing” and, together with the Debt Financing, collectively, the “Financing”).

(ii) As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Parent, Merger Sub and Sagard Capital Partners, L.P., as applicable, and each of the other parties thereto, enforceable against Parent, Merger Sub and Sagard Capital Partners, L.P. (in the case of the Debt Financing Commitment only), as applicable, and, to the Knowledge of Parent, each of the other parties thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. The Company has been designated as a third party beneficiary of the Equity Financing Commitment as provided therein. As of the date hereof, none of the respective commitments contained in the Financing Commitments have been withdrawn or rescinded in any respect. Parent, Merger Sub and Sagard Capital Partners, L.P., as applicable, have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments. None of the Financing Commitments has been amended or modified prior to the

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date hereof, and no such amendment or modification is contemplated as of the date hereof. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default by Parent, Merger Sub or Sagard Capital Partners, L.P. (in the case of the Debt Financing Commitment only) or, to the Knowledge of Parent, any other parties to the Financing Commitments under the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments. Except for a fee letter relating to fees with respect to the Debt Financing (a correct and complete copy of which has been provided to the Company, with only certain fee amounts redacted (none of which would adversely affect the amount or availability of the Debt Financing)), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be consummated as contemplated in the Financing Commitments. Parent, Merger Sub and the Surviving Corporation will have at and after the Closing funds sufficient to (A) pay the aggregate Per Share Merger Consideration, (B) pay the aggregate Option Consideration, (C) pay the aggregate Restricted Stock Consideration, (D) assuming the accuracy of the representations and warranties of the Company contained in Section 3.1, pay any and all fees and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation in connection with the Merger or the Financing, (E) pay for any repayment or refinancing of any outstanding Indebtedness of the Company contemplated by the Financing Commitments and (F) assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the performance by the Company of its covenants contained in this Agreement and satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

(f) Operations. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated hereby or related hereto.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(h) Solvency. Assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Section 3.1 (without giving effect to any materiality, Company Material Adverse Effect or Knowledge of the Company qualifications) and (iii) that any estimates, projections or forecasts of the Company and its Subsidiaries that have been provided to Parent have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate Per Share Merger Consideration, the payment of the aggregate Option Consideration and the

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payment of the aggregate Restricted Stock Consideration, any other repayment or refinancing of Indebtedness contemplated by the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. No transfer of property is being made and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, the Surviving Corporation and/or its Subsidiaries.

(i) Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and is a valid, binding and enforceable obligation of the Guarantor, subject to the Bankruptcy and Equity Exception. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guaranty.

(j) Ownership of Common Shares. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or was at any time during the last three (3) years, an “interested stockholder” of the Company. Except for 445,100 Common Shares beneficially owned by the Guarantor, which were acquired prior to the date hereof, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” “owns” any shares of capital stock of the Company, as such quoted terms are defined in Section 203 of the DGCL.

(k) Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or any stockholder of the Company agreed to vote to adopt this Agreement or agreed to vote against any Superior Proposal, other than pursuant to the Voting Agreement; (ii) any Person has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger, other than pursuant to the Equity Financing Commitment; or (iii) any current employee of the Company or any of its Subsidiaries has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any arrangement or understanding with the Company or any of its Subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Common Shares, Company Options and/or Company Restricted Stock to the Company or its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent or any of its Affiliates.

(l) Proxy Statement. The information to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of any amendment of supplement thereto or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be

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stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (it being understood that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein).

(m) No Other Company Representations or Warranties. Except for the representations and warranties set forth in Section 3.1, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any of the Physician Practices or their respective businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any other Person, or the use by Parent, Merger Sub or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any other Person in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement.

(n) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries, the Physician Practices and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information and business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company, its Subsidiaries, any of their respective Representatives or any other Person has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

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Article IV.
COVENANTS

4.1 Interim Operations.

(a) Except as (x) required by applicable Law, (y) otherwise expressly contemplated or expressly required by this Agreement or (z) otherwise set forth in Section 4.1(a) of the Company Disclosure Letter, the Company covenants and agrees that, commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course and, to the extent consistent therewith, use their respective commercially reasonable efforts to preserve their respective business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates. Without limiting the generality of the foregoing and in furtherance thereof, commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, except as (A) required by applicable Law, (B) otherwise expressly contemplated or expressly required by this Agreement or (C) otherwise set forth in Section 4.1(a) of the Company Disclosure Letter, unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, delayed or conditioned, except in the cases of clauses (i), (ii), (iii), (iv), (v), (vi), (viii), (x), (xi), (xii)(A) or (B), (xiii) or (xv) or clause (xviii) (solely to the extent relating to one of the preceding clauses), as to each of which Parent shall have the right to approve in its sole discretion, the Company will not and will not permit any of its Subsidiaries to:

(i) amend or otherwise change its governing documents;

(ii) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(iii) issue, sell, pledge, dispose of, grant, confer, award, transfer or encumber any shares of capital stock of the Company or any its Subsidiaries (other than (A) the issuance of Common Shares upon the exercise of Company Options or the vesting of Company Restricted Stock in accordance with their terms or (B) the issuance or transfer of capital stock by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company);

(v) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or

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exchangeable into or exercisable for any shares of its capital stock, other than (A) the acquisition of any Common Shares tendered by Employees or current or former directors in connection with the cashless exercise of Company Options or in order to pay Taxes in connection with the exercise of Company Options or the vesting of Company Restricted Stock, (B) pursuant to the forfeiture of Company Options or Company Restricted Stock or (C) from former employees and directors in accordance with agreements providing for the repurchase of shares of capital stock in connection with any termination of services to the Company or any of its Subsidiaries;

(vi) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly-owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than with respect to letters of credit or similar agreements in the ordinary course of business;

(vii) make any material changes in accounting methods, principles or practices, except as required by changes in GAAP;

(viii) except as required pursuant to existing written agreements or Benefit Plans in effect as of the date hereof, (A) increase the compensation or other benefits payable or to become payable to directors or executive officers of the Company or any of its Subsidiaries (except, in the case of a director or executive officer of a Subsidiary of the Company that is not a management-level employee of the Company, in the ordinary course of business consistent with past practice), (B) grant or materially increase any retention, severance or termination pay to, or enter into or materially amend any retention agreement, severance agreement or termination agreement with any director or executive officer of the Company or any of its Subsidiaries (except, in the case of a director or executive officer of a Subsidiary of the Company that is not a management-level employee of the Company, in the ordinary course of business consistent with past practice), (C) enter into or materially amend any employment agreement with any executive officer of the Company or any of its Subsidiaries (except for employment agreements terminable on less than 30 calendar days’ notice without penalty to the Company or the applicable Subsidiary or to the extent to replace a departing Employee, in which case, only in the ordinary course of business consistent with past practice) or (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or Employees or any of their beneficiaries;

(ix) except as required pursuant to existing written agreements or Benefit Plans in effect as of the date hereof, (A) enter into any new, or amend, terminate or renew any existing, bonus or change in control or severance agreement with or for the benefit of any officers, directors or employees of the Company or its Subsidiaries (except, in the case of a director, executive officer or employee of a Subsidiary of the Company that is not a management-level employee of the Company, in the ordinary course of business consistent with past practice), (B) establish, adopt, enter into, amend, renew or terminate any Benefit Plan, (C) make any deposits or contributions of cash or other property to, or take any other action to fund or in any other way secure the payment of compensation or benefits under, Benefit Plans or agreements subject to Benefit Plans or any other plan, agreement, contract or arrangement of the Company, except to the extent required by Law, such Benefit Plan or any other agreement,

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contract or arrangement in effect as of the date hereof or in accordance with the ordinary course of business consistent with past practice, or (D) hire or terminate (other than for cause) any employee, except in the ordinary course of business, and except, in the case of each of clauses (A) through (D), (1) to the extent required by applicable Law, this Agreement, any Benefit Plan or any other agreement in effect as of the date hereof and disclosed in the Company Disclosure Letter, (2) in conjunction with agreements or arrangements that are entered into in the ordinary course of business with new hire employees (other than officers and directors of the Company), and, in the case of any individual who is engaged to replace or succeed a then-current employee (other than officers and directors of the Company), the total target annual cash compensation for such individual may be increased above the level applicable to such replaced or succeeded employee, but only to the extent necessary on a commercially reasonable basis, (3) annual or other scheduled increases in salary, annual bonus targets, hourly wage rates, perquisites and benefits in the ordinary course of business consistent with past practice or (4) to comply with Section 409A of the Code and guidance applicable thereunder to the extent that such action would not reasonably be expected to result in the imposition of a penalty under Section 409A of the Code; provided, however, that, notwithstanding anything herein to the contrary, the Company shall not terminate its Long-Term Incentive Cash Award Plan or make payments thereunder in relation to the transactions contemplated by this Agreement;

(x) grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any capital stock of the Company or any of its Subsidiaries or take any action to cause to be exercisable any otherwise unexercisable Company Option;

(xi) acquire (including by merger, consolidation, business combination, acquisition of stock or assets or otherwise), except in respect of any mergers, consolidations, business combinations or acquisitions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, any Person or any division thereof, or all or substantially all of the assets of any Person in connection with acquisitions or investments, or enter into any agreement, arrangement or understanding with respect to any such acquisition or investment (other than any confidentiality or similar agreements);

(xii) (A) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect any Material Contract with a term longer than one (1) year which cannot be terminated without material penalty to the Company or its applicable Subsidiary upon notice of sixty (60) calendar days or less, (B) waive, release or assign any material rights or claims under any Material Contract or (C) enter into any Contract that if in existence on the date hereof would have been a Material Contract (other than a renewal or replacement of any existing Material Contract that is expiring by its terms, so long as the terms and conditions of which renewal or replacement Contract, in the aggregate, are not materially less favorable to the Company or its applicable Subsidiary than the existing Material Contract);

(xiii) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any material portion of its properties or assets (other than in the ordinary course of business consistent with past practice);

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(xiv) file any amendment to any Tax Return or make any election relating to Taxes, change any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment if any of the foregoing would reasonably be expected to materially increase the Tax liability of the Company and its Subsidiaries or materially reduce a Tax attribute of the Company and its Subsidiaries;

(xv) settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $500,000 in the aggregate, after taking into account any applicable reserves and any applicable insurance coverage, and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries;

(xvi) make any capital expenditures, except (A) capital expenditures made in accordance with the Company’s annual budget and capital expenditure plan, copies of which have been previously provided to Parent, or (B) other capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not to exceed One Million Dollars ($1,000,000);

(xvii) solely to the extent that the Company or a Subsidiary of the Company has the right, but not the obligation, whether by Contract or otherwise, to consent to an action by a Physician Practice which would be subject to the provisions of this Section 4.1(a) (assuming solely for these purposes, that references to a “Subsidiary” instead refer to such “Physician Practice”), grant such consent (it being understood that if the Company or the applicable Subsidiary determines in good faith (after reasonable prior notice to Parent) that it would be unreasonable to withhold its consent to such action, Parent shall be deemed to have consented to such action); or

(xviii) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

(b) Except as otherwise expressly contemplated or expressly required by this Agreement, Parent and Merger Sub covenant and agree that, commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, unless the Company shall otherwise approve in writing, Parent and Merger Sub shall not enter into any agreement, arrangement or understanding that would reasonably be expected to materially prevent, delay or impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement, arrangement or understanding or otherwise make a commitment to take any such action.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to Control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and notwithstanding anything to the contrary contained in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter

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set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

4.2 No Solicitation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 4.2, the Company shall, and the Company shall use its reasonable best efforts to instruct and cause its Representatives to, cease and cause to be terminated any discussions or negotiations with any Person or Persons that may be ongoing with respect to an Acquisition Proposal that would otherwise be a violation of the restrictions set forth in this Section 4.2(a). Except as expressly permitted by this Section 4.2, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall use its reasonable best efforts to instruct and cause its Representatives not to, (A) initiate, solicit or knowingly encourage the making of any Acquisition Proposals, (B) engage in or otherwise participate in any discussions or negotiations with any Person or Persons with respect to any Acquisition Proposals, (C) provide any non-public information concerning the Company or any of its Subsidiaries to any Person or Persons with the intent to initiate, solicit or knowingly encourage the making of any Acquisition Proposals or (D) enter into any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Transaction (an “Alternative Acquisition Agreement”).

(b) Conduct Following the Date Hereof. Notwithstanding anything in this Agreement to the contrary, at any time following the date hereof and prior to the time the Company Requisite Vote is obtained, if the Company or any of its Representatives receives an Acquisition Proposal from any Person or Persons that did not result from a material breach of Section 4.2(a), the Company and its Representatives may contact such Person or Persons to clarify the terms and conditions thereof and, subject to compliance with this Section 4.2, (i) the Company and its Representatives may provide access to non-public information concerning the Company and its Subsidiaries to such Person or Persons pursuant to an Acceptable Confidentiality Agreement; provided, that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or any of its Subsidiaries that the Company or any of its Representatives provides to such Person or Persons that was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage, enter into or participate in any discussions or negotiations with such Person or Persons with respect to such Acquisition Proposal and (iii) after having complied with Section 4.2(c), the Board of Directors of the Company may authorize, adopt, approve, recommend or otherwise declare advisable such Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii), the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (y) prior to taking any action described in clause (iii), the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal.

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(c) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as contemplated by this Section 4.2(c), Section 4.2(d), Section 6.3(a) or Section 6.3(c), the Board of Directors of the Company shall not: (A) withhold, withdraw, modify or amend, in a manner adverse to Parent, the Company Recommendation; (B) authorize, adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal; or (C) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(ii) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 4.2(c)(iii) and Section 4.2(c)(iv), prior to the time the Company Requisite Vote is obtained, the Board of Directors of the Company may (A) withhold, withdraw, modify or amend the Company Recommendation or (B) authorize, adopt, approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) is a Superior Proposal (any action in clause (A) or (B), a “Change of Recommendation”), in each case if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that failure to do so could be inconsistent with its fiduciary obligations under applicable Law, and may also take action pursuant to Section 6.3(a) or Section 6.3(c).

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not effect a Change of Recommendation, in connection with a Superior Proposal or otherwise, prior to taking the following actions: (A) the Company shall notify Parent in writing, at least seventy-two (72) hours in advance, that it intends to effect a Change of Recommendation, in connection with a Superior Proposal or otherwise; (B) upon Parent’s request, the Company shall discuss with Parent the facts and circumstances giving rise to such Change of Recommendation to facilitate Parent’s evaluation of whether to improve the terms and conditions of this Agreement, the Financing Commitments or the Limited Guaranty as would permit the Board of Directors of the Company not to effect a Change of Recommendation, in connection with a Superior Proposal or otherwise; (C) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms of this Agreement, the Financing Commitments or the Limited Guaranty during such seventy-two (72) hour notice period, the Board of Directors of the Company shall have determined in good faith, after considering the terms of such offer by Parent and (1) if the intended Change of Recommendation is in connection with a Superior Proposal, after consultation with the Company’s outside legal counsel and financial advisor, that such Superior Proposal would continue to constitute a Superior Proposal or (2) after consultation with the Company’s outside legal counsel, that failure to effect a Change of Recommendation could be inconsistent with its fiduciary obligations under applicable Law; and (D) with respect to an intended Change of Recommendation in connection with a Superior Proposal, in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, provide Parent with an additional notice and, unless the Company provides such additional notice to Parent within forty-eight (48) hours of providing Parent with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be twenty-four (24) hours rather than the seventy-two (72) hour notice period otherwise contemplated by clause (A).

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(iv) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not enter into an Alternative Acquisition Agreement with respect to a Superior Proposal prior to taking the following actions: (A) the Company shall notify Parent in writing, at least seventy-two (72) hours in advance, that it intends to enter into such Alternate Acquisition Agreement (which notice shall include a copy of such Superior Proposal and any financing commitments relating thereto) to facilitate Parent’s evaluation of whether to improve the terms and conditions of this Agreement, the Financing Commitments or the Limited Guaranty in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal; (B) if Parent shall have delivered to the Company a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms of this Agreement, the Financing Commitments or the Limited Guaranty during such seventy-two (72) hour notice period, the Board of Director of the Company shall have determined in good faith (after consultation with the Company’s outside legal counsel and financial advisor), after considering the terms of such offer by Parent, that such Superior Proposal would continue to constitute a Superior Proposal; and (C) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, provide Parent with an additional notice and, unless the Company provides such additional notice to Parent within forty-eight (48) hours of providing Parent with the original notice contemplated by clause (A), the notice period shall recommence, except that the notice period shall be twenty-four (24) hours rather than the seventy-two (72) hour notice period otherwise contemplated by clause (A).

(d) Certain Permitted Disclosure. Nothing contained in this Section 4.2 shall be deemed to prohibit the Board of Directors of the Company from (i) complying with its disclosure obligations under applicable Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act (or any similar communications to the Company’s stockholders) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders).

(e) Notice. From and after the date hereof, the Company agrees that it will promptly notify Parent if: (i) an Acquisition Proposal is received by the Company or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of the Acquisition Proposal (including, if applicable, by providing Parent with a copy of such Acquisition Proposal and any proposed agreements with respect thereto); (ii) any non-public information is requested from the Company or any of its Representatives by any Person or Persons that have made an Acquisition Proposal; (iii) the Company or its Representatives engage, enter into or participate in any discussions or negotiations with any Person or Persons that have made an Acquisition Proposal, other than to clarify the terms and conditions thereof (and the Company shall keep Parent reasonably informed on a reasonably current basis of any material discussions or negotiations with such Person or Persons); or (iv) an amendment to a previously disclosed Acquisition Proposal is received by the Company or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such amendment (including, if applicable, by providing Parent with copies of such amendment and any revised agreements with respect thereto).

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4.3 Proxy Statement.

(a) As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed or incorporated by reference therein under the Exchange Act or other applicable Law as promptly as reasonably practicable after the date hereof. The Company shall promptly notify Parent of the receipt of all comments from the SEC or its staff with respect to the Proxy Statement and of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC or its staff with respect to the Proxy Statement or the Merger. The Company and Parent (to the extent applicable) shall each use its reasonable best efforts to promptly provide responses to the SEC or its staff with respect to all comments received on the Proxy Statement from the SEC or its staff. The Company shall cause the definitive Proxy Statement to be mailed to the holders of Common Shares promptly after the date the staff of the SEC advises the Company that it has no further comments thereon or that the Company may commence mailing the Proxy Statement to the holders of Common Shares. Notwithstanding anything to the contrary contained in this Agreement, prior to filing the Proxy Statement, or any amendment or supplement thereto, with the SEC, mailing the Proxy Statement, or any amendment or supplement thereto, to the holders of Common Shares or responding to any comments or requests from the SEC or its staff with respect to the Proxy Statement or the Merger, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such Proxy Statement, amendment, supplement or response and shall consider in good faith any comments reasonably proposed by Parent and/or its counsel and, to the extent permissible, shall provide Parent and its counsel an opportunity to participate in any material discussions or meetings with the staff of the SEC with respect to the Proxy Statement.

(b) If, at any time prior to the time the Company Requisite Vote is obtained, any information is discovered by the Company, Parent or Merger Sub which it reasonably believes should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall provide prompt notice thereof to the other parties hereto and, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that an amendment or supplement to the Proxy Statement describing such information is required under Applicable Law, such an amendment or supplement shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

4.4 Stockholders Meeting. Unless this Agreement has been terminated in accordance with its terms, and subject to fiduciary obligations under applicable Law, the Company will take, in accordance with applicable Law, its certificate of incorporation and bylaws and the rules and

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regulations of the SEC and NASDAQ, all reasonable action necessary to convene and hold a meeting of the holders of Common Shares (the “Stockholders Meeting”), which Stockholders Meeting shall be held as promptly as reasonably practicable after the date the Proxy Statement is mailed to the holders of Common Shares, to consider and vote upon the adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders Meeting: (i) with the consent of Parent in its sole discretion; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required under applicable Law is provided to the holders of Common Shares within a reasonable period of time in advance of the Stockholders Meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) to the extent required by Law; (vi) if the Company has provided a written notice to Parent pursuant to Section 4.2(c)(iii) that it intends to make a Change of Recommendation in connection with a Superior Proposal and the notice period contemplated by Section 4.2(c)(iii) has not yet expired; or (vii) if the Company has provided a written notice to Parent pursuant to Section 4.2(c)(iv) that it intends to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the notice period contemplated by Section 4.2(c)(iv) has not yet expired. Subject to a Change of Recommendation pursuant to Section 4.2, the Board of Directors of the Company shall recommend the adoption of this Agreement by the holders of Common Shares, shall include such recommendation in the Proxy Statement and shall take all reasonable lawful action to solicit such adoption of this Agreement by the holders of Common Shares.

4.5 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable the expiration or termination of any applicable waiting period, and to obtain all necessary actions, non-actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any third party and/or any Governmental Entity, in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law. In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside counsel of each party) no later than ten (10) Business Days after the date of this Agreement. Parent and the Company shall also make, as soon as reasonably practicable, all notifications, reports, applications or other filings, and take all other actions, that may be reasonably necessary, proper or advisable, under any other applicable Antitrust Law. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law. Parent will not withdraw its initial filing under the HSR Act or any other Antitrust Law, as the case may be, and refile it unless the Company has

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consented in advance to such withdrawal and refiling. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Nothing in this Agreement shall require the Company or any of its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(b) Information. Subject to applicable Law, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law.

(c) Status. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Affiliates, from any third party and/or any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to the Merger or any of the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 4.5, each of the Company (in the case of clauses (A) and (C)) and Parent (in the case of clauses (A), (B) and (C)) agree to take or cause to be taken the following actions:

(A) to provide promptly to each and every Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) such non-privileged information and documents as requested by any such Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

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(B) to use its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, investigation or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; and

(C) in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (B)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, the obligations of Parent under this Section 4.5 shall include Parent committing to: (A) selling, divesting or otherwise conveying particular assets, categories, portions or parts of assets of businesses of Parent or any Sagard Entity or any Person Controlled by either Parent or any Sagard Entity; (B) agreeing to sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Company or any of its Subsidiaries contemporaneously with or subsequent to the Effective Time; (C) permitting the Company to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time; and (D) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Antitrust Entity necessary, to consummate the transactions contemplated hereby. All efforts described in this Section 4.5(d)(ii) shall be unconditional and shall not be qualified by reasonable best efforts and no actions taken pursuant to this Section 4.5(d)(ii) shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

(e) Notwithstanding the foregoing provisions of this Section 4.5 or any other provision of this Agreement, the obligations of Parent and Merger Sub with respect to the Financing are solely set forth in Section 4.14.

4.6 Access. Commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall (and shall cause its Subsidiaries to) (a) upon reasonable prior written notice, afford Parent and its Representatives reasonable access, during normal business hours and in a manner that does not disrupt or interfere with business operations, to its employees, properties, books, contracts and records, (b) furnish promptly to Parent all information concerning the Company’s business, properties and personnel as may reasonably be requested by Parent and (c) use

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reasonable efforts to provide access, upon reasonable prior notice, to physicians at the Physician Practices, during normal business hours and in a manner that does not disrupt or interfere with business operations; provided, that the foregoing shall not require the Company to, nor shall the Company be required to cause its Subsidiaries to, (w) permit any access, or disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of a third party or violate any of the Company’s obligations with respect to confidentiality, (x) permit any Phase I or Phase II environmental site assessments or any other sampling activities, (y) disclose any privileged information of the Company or any of its Subsidiaries or (z) permit any access, or disclose any information, that in the reasonable judgment of the Company would violate any applicable Law. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent or any of its Representatives pursuant to this Section 4.6 shall be governed by the terms of the Confidentiality Agreement.

4.7 Stock Exchange De-listing. The Company agrees to use its reasonable best efforts to continue the quotation of the Common Shares on NASDAQ prior to the Effective Time. Parent shall take such actions as are necessary to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

4.8 Publicity. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue any public release or make any public announcement or disclosure concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release, announcement or disclosure shall use its reasonable best efforts to allow the other party(ies) reasonable time to comment on such release, announcement or disclosure in advance of such issuance (it being understood that the final form and content of any such release, announcement or disclosure, as well as the timing of any such release, announcement or disclosure, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 4.8 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 4.2 and shall not apply to any release, announcement or disclosure concerning or related to the Company’s ongoing regulatory or governance matters.

4.9 Employee Benefits.

(a) Parent agrees that, for a period of not less than one (1) year following the Effective Time, it shall, or it shall cause the Surviving Corporation or any of its Subsidiaries to, provide all individuals who are employees of the Company or any of its Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence, in each case, which absence was approved by the Company or the applicable Subsidiary of the Company) as of the Effective Time (the “Affected Employees”), while employed by Parent, the Surviving Corporation or any of their respective Subsidiaries, with base salaries, bonus

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opportunities and employee pension and welfare benefits (other than equity, equity-based or change in control compensation) that are substantially comparable in the aggregate to those provided to such Affected Employees immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to comply with the terms (including terms which provide for amendment or termination) of all Contracts, agreements, arrangements, policies, plans and written commitments of the Company or any of its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any Employees or current or former directors of the Company or any of its Subsidiaries.

(b) Parent shall cause each Affected Employee to receive full credit for service accrued or deemed accrued immediately prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting and, in the case of vacation or severance pay only, benefit accrual under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries under which such Affected Employee may be eligible to participate from or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under an analogous Benefit Plan immediately prior to the Effective Time (except to the extent that it would result in a duplication of benefits).

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent, the Surviving Corporation or any of their respective Subsidiaries (the “Parent Welfare Benefit Plans”) in which an Affected Employee may become eligible to participate from or after the Effective Time, Parent shall (i) cause to be waived all limitations as to pre-existing conditions and at-work conditions, if any, with respect to participation and coverage requirements applicable to each such Affected Employee and his or her eligible dependants under any Purchaser Welfare Benefit Plan to the same extent waived under an analogous Benefit Plan, (ii) cause any eligible expenses incurred by any Affected Employee and his or her eligible dependants under a Benefit Plan during the plan year in which such individuals move to an analogous Purchaser Welfare Benefit Plan to be taken into account under such Purchaser Welfare Benefit Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such Affected Employee and his or her eligible dependants as if such amounts had been paid in accordance with such Purchaser Welfare Benefit Plan and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Affected Employee and his or her eligible dependants from or after the Effective Time during the plan year in which such individuals move to an analogous Purchaser Welfare Benefit Plan.

(d) Nothing contained in this Section 4.9 will create any third party beneficiary rights in any Person not a party hereto, including any Employee or beneficiary or dependent thereof. Nothing contained in this Section 4.9, express or implied, (i) shall be construed to establish, amend or modify any Benefit Plan or other benefit plan, program or other arrangement, (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Benefit Plan or other benefit plan, program or other arrangement, or prevent the amendment, modification or termination thereof following the Effective Time, (iii) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to terminate any employee for any reason or

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(iv) obligate Parent or the Surviving Corporation to provide any equity or equity-based awards or compensation (including stock options or restricted stock).

4.10 Expenses. Except as otherwise provided in Section 4.14(d), Section 6.5(b) or Section 6.5(d), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the other transactions contemplated hereby or the financing thereof shall be paid by the party incurring such costs or expenses; provided, however, that the Company and Parent shall share equally all costs and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials).

4.11 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the governing documents of each of its Subsidiaries shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation and the governing documents of each of its Subsidiaries to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors and officers than are set forth in the certificate of incorporation or bylaws of the Company or the governing documents of its applicable Subsidiary as in effect on the date hereof. For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law upon receipt of an undertaking by or on behalf of an Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified), each person who is now, has been at any time prior to the date hereof or who becomes prior to the Effective Time a director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any fees, costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as a director, officer, employee or agent of the Company or any of its Subsidiaries or services performed by such Indemnified Party at the request of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement or (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that if, at any time prior to the six (6) year anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 4.11(a), then the foregoing obligations of the Surviving Corporation, and of Parent to cause the Surviving Corporation, to indemnify, hold harmless and advance expenses to Indemnified Parties in respect of the claim asserted in such notice shall survive the six (6) year anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(b) The Company shall use commercially reasonable efforts prior to the Effective Time to purchase a six (6) year prepaid “tail policy,” with terms, conditions, retentions

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and limits of liability that are at least as favorable to the beneficiaries thereof as provided in the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “Current D&O Insurance Policies”) as of the date hereof, with respect to matters existing or occurring at or prior to the Effective Time, covering, without limitation, the transactions contemplated hereby; provided, that (i) such “tail policy” shall not require the payment of an aggregate annual premium in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance Policies (and if the aggregate annual premium of such “tail policy” exceeds such amount, the Company shall use commercially reasonable efforts prior to the Effective Time to purchase a prepaid “tail policy” with the greatest coverage available for a cost not exceeding such amount) and (ii) the Company shall not purchase such “tail policy” without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Company shall for any reason fail to obtain such “tail policy” prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for at least six (6) years from the Effective Time, at no expense to the beneficiaries thereof, the Current D&O Insurance Policies, with terms, conditions, retentions and limits of liability that are at least as favorable to the beneficiaries thereof as provided in the Current D&O Insurance Policies as of the date hereof, with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such Current D&O Insurance Policies in excess of three hundred percent (300%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the Current D&O Insurance Policies (and if the aggregate annual premium of such Current D&O Insurance Policies exceeds such amount, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, obtain directors’ and officers’ insurance policies and fiduciary liability insurance policies with the greatest coverage available for a cost not exceeding such amount).

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any Person or (iii) cease to exist for any reason, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 4.11.

(d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, each of the other persons who are beneficiaries under the Current D&O Insurance Policies and their respective heirs and legal representatives, who are third party beneficiaries of this Section 4.11, with full rights of enforcement against Parent and the Surviving Corporation as if a party hereto.

(e) The provisions of this Section 4.11 are intended to be in addition to the rights available to current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries under the certificate of incorporation or bylaws of the Company or the governing documents of any of its Subsidiaries, or under any applicable agreements, contracts, arrangements, understandings or Laws. Parent and Merger Sub agree that

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all rights to indemnification, exculpation and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries, as provided in the certificate of incorporation or bylaws of the Company or the governing documents of any of its Subsidiaries or in any agreement, contract, arrangement or understanding, shall survive the Merger, shall not be amended, repealed or otherwise modified in any manner by the Merger and shall continue in full force and effect following the Merger. The obligations set forth in this Section 4.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party, any other person who is a beneficiary under a Current D&O Insurance Policy or any of their respective heirs or legal representatives without the prior written consent of such affected Indemnified Party or other person.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ or fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective current or former directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 4.11 is not prior to or in substitution for any such claims under such policies.

4.12 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate or minimize the effects of such Law on this Agreement and the transactions contemplated hereby.

4.13 Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver to the Company, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

4.14 Financing.

(a) Parent and Merger Sub acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing on the terms and conditions set forth in the Equity Financing Commitment, including (i) maintaining in effect the Equity Financing Commitment, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Parent or Merger Sub set forth in the Equity Financing Commitment, (iii) complying with all covenants and agreements of Parent or Merger Sub set forth in the Equity Financing Commitment, (iv) satisfying, on a timely basis, all conditions applicable to Parent or Merger Sub set forth in the Equity Financing Commitment that are within their control, (v) consummating the Equity Financing in accordance with the Equity Financing Commitment (subject to the terms and conditions set forth therein) at or prior to the Closing (and, in any event, prior to the Termination

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Date) and (vi) fully enforcing the obligations of the investor party to the Equity Financing Commitment and its investment affiliates (and the rights of Parent and Merger Sub) under the Equity Financing Commitment, including (at the request of the Company) by filing one or more lawsuits against such investor party to fully enforce such investor party’s obligations (and the rights of Parent and Merger) thereunder. Neither Parent nor Merger Sub shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitment, without the prior written consent of the Company, if such amendment, alteration or waiver would (x) reduce the aggregate amount of the Equity Financing below the amount to be provided as set forth in the Equity Financing Commitment unless the Debt Financing is increased by a corresponding amount or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Equity Financing in a manner that would reasonably be expected to (A) prevent, delay or impair the Closing, (B) make the funding of the Equity Financing (or satisfaction of the conditions to obtaining the Equity Financing) less likely to occur or (C) adversely impact the ability of Parent and Merger Sub to enforce its rights against the other parties to the Equity Financing Commitment, the ability of Parent and Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Each of Parent and Merger Sub agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date (1) the Equity Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate the Equity Financing Commitment, whether or not such attempted or purported termination is valid), (2) the investor party to the Equity Financing Commitment refuses to provide the full Equity Financing on the terms set forth in the Equity Financing Commitment or (3) for any reason, Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitment. In no event shall Parent and Merger Sub be required to seek or obtain equity financing other than the Equity Financing and in no event shall the investor party to the Equity Financing Commitment be required to provide equity financing in an amount in excess of the amount set forth in the Equity Financing Commitment.

(b) Parent acknowledges that it shall be fully responsible for obtaining the Debt Financing and shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitment, without the prior written consent of the Company, if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), unless the Equity Financing is increased by a corresponding amount, or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) prevent, delay or impair the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Sagard Capital Partners, L.P., Parent or Merger Sub to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements contemplated by the Debt Financing Commitment, the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the

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transactions contemplated hereby. Notwithstanding the foregoing, Parent and Merger Sub may (A) amend or modify the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof, if the addition of such additional parties, individually or in the aggregate, would not prevent, delay or impair the availability of the Debt Financing or the consummation of the transactions contemplated by this Agreement, and (B) enter into additional financing commitment letters with respect to the debt financing of the transactions contemplated by this Agreement; provided, that such commitment letters either do not reduce the aggregate amount of the Debt Financing committed pursuant to the Debt Financing Commitment or, if such commitments are reduced, such commitment letters do not contain any new or additional conditions other than those set forth in the Debt Financing Commitment or that would not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall use its reasonable best efforts to (i) maintain in effect the Debt Financing Commitment until the transactions contemplated by this Agreement are consummated, (ii) ensure the accuracy of all representations and warranties of Sagard Capital Partners, L.P. and Parent set forth in the Debt Financing Commitment, (iii) comply with all covenants of Sagard Capital Partners, L.P. and Parent set forth in the Debt Financing Commitment, (iv) satisfy, on a timely basis, all conditions applicable to Sagard Capital Partners, L.P. and Parent set forth in the Debt Financing Commitment (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitment) that are within its control, (v) enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment and (vi) consummate the Debt Financing at or prior to the Closing (and, in any event, prior to the Termination Date). In the event that all conditions precedent in the Debt Financing Commitment (other than the availability of funding of the Equity Financing contemplated under the Equity Financing Commitment) have been satisfied, or upon funding will be satisfied, each of Parent and Merger Sub will use its reasonable best efforts to cause the lender parties to the Debt Financing Commitment to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Financing Commitment (including through litigation pursued in good faith).

(c) Parent shall keep the Company informed, on a reasonably current basis, in reasonable detail, with respect to the Debt Financing, shall provide the Company with prompt notice if it becomes aware of any material adverse change with respect to the availability of the Debt Financing and shall promptly provide copies of all material documents provided to the Financing Sources or otherwise related to the Debt Financing to the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees to notify the Company promptly, and in any event within one (1) Business Day, if at any time prior to the Closing Date: (i) the Debt Financing Commitment expires or is terminated for any reason (or if any Person attempts or purports to terminate the Debt Financing Commitment, whether or not such attempted or purported termination is valid); (ii) Parent or Merger Sub becomes aware of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Financing Commitment or any of the definitive agreements contemplated by the Debt Financing Commitment; (iii) Sagard Capital Partners, L.P., Parent or Merger Sub receives any

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written notice or other written communication from any Person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Debt Financing Commitment or any definitive agreement contemplated by the Debt Financing Commitment or (y) material dispute or disagreement between or among any parties to the Debt Financing Commitment or any definitive agreement contemplated by the Debt Financing Commitment; or (iv) for any reason, Sagard Capital Partners, L.P., Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the Financing Sources contemplated by the Debt Financing Commitment or the definitive agreements contemplated by the Debt Financing Commitment, including if a Financing Source refuses in writing to provide, expresses an intent to refuse to provide, or expresses any material concern or reservation regarding its obligation and/or ability to provide, all or a portion of the Debt Financing contemplated by the Debt Financing Commitment on the terms set forth therein. As soon as reasonably practicable, but in any event within two (2) Business Days after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the preceding sentence. Neither Parent nor Merger Sub shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or a portion of the Debt Financing. If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, or the Debt Financing Commitment shall be terminated or modified in a manner materially adverse to Parent or Merger Sub for any reason, each of Parent and Merger Sub shall use its reasonable best efforts (A) to arrange to promptly obtain such Debt Financing from alternative sources in an amount that is sufficient, when added to the portion of the Financing that is available and together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement and (B) to promptly obtain a new debt financing commitment letter and a new definitive agreement with respect thereto that provides for debt financing on terms (including structure, covenants and pricing) not materially less favorable, in the aggregate, to Parent and Merger Sub, taken as a whole, and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the transactions contemplated by this Agreement, including the aggregate Per Share Merger Consideration, the aggregate Option Consideration, the aggregate Restricted Stock Consideration and all other payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (any such new debt financing commitment letter described in this clause (B), a “Satisfactory Replacement Debt Financing Commitment”).

(d) Prior to the Closing, at Parent’s sole expense, the Company shall use reasonable best efforts to provide Parent and Merger Sub with such cooperation in connection with the financing of the Merger (including the Debt Financing contemplated by the Debt Financing Commitment) as may be reasonably requested by Parent and as is customary in connection with the arrangement of financing similar in all material respects to the Financing; provided, that (i) no liability or obligation (including any liability or obligation to pay any

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commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (ii) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document. Subject in all cases to the proviso in the immediately preceding sentence, such cooperation shall include the following: (A) participating in a reasonable and limited number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing; (B) assisting Parent and Merger Sub with the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and similar documents relating to the Debt Financing (it being understood that each such memoranda, presentation and documents will state that the Debt Financing will not be an obligation of the Company or any of its Subsidiaries unless and until the Merger occurs); (C) delivery to Parent, Merger Sub and their Financing Sources of all information with respect to the business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by Parent and as is customarily provided by a borrower in a secured financing transaction (including in connection with Parent’s preparation of pro forma financial statements); (D) participation by senior management of the Company in the negotiation of, and the execution and delivery of, the definitive agreements contemplated by the Debt Financing Commitment; (E) providing and executing documents as may be reasonably requested by Parent, including a certificate of the Chief Financial Officer of the Company with respect to solvency matters; (F) executing and delivering customary pledge and security documents and otherwise facilitating the pledge of collateral; (G) cooperating with marketing efforts of Parent, Merger Sub and their Financing Sources for all or any portion of the Debt Financing; (H) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions from the Company’s current outside legal counsel (it being understood that the main enforceability legal opinion relating to the Debt Financing will be rendered by counsel to Parent) reasonably requested by Parent and customary for financings similar to the Debt Financing; and (I) using reasonable best efforts to arrange for customary payoff letters, Lien terminations and instruments of discharge in connection with the repayment of outstanding Indebtedness of the Company and its Subsidiaries, as contemplated by the Financing Commitments. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 5.2(b), as it applies to the Company’s obligations under this Section 4.14(d), shall be deemed satisfied unless there has occurred a knowing and willful material breach of the Company’s obligations under this Section 4.14(d). All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 4.14(d) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company agrees that Parent and Merger Sub may share non-public or otherwise confidential information with rating agencies and the Financing Sources, and that Parent, Merger Sub and such Financing Sources may share such information with potential

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Financing Sources in connection with the marketing of the Debt Financing, in each case, if the recipients of such information agree to customary confidentiality arrangements. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 4.14(d). Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.14(d)) and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries approved by the Company in writing specifically for use in the Debt Financing offering documents). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights or imply that the Company or any of its Subsidiaries have prepared, endorsed or approved any such materials.

(e) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirm their obligations to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, or any alternative financing, subject to the fulfillment or waiver of the conditions set forth in Article V.

(f) For purposes of this Section 4.14, unless the context otherwise requires, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be replaced, amended and/or modified by this Section 4.14, references to “Equity Financing” shall include the equity financing contemplated by the Equity Financing Commitment as permitted to be amended and/or modified by this Section 4.14, references to “Debt Financing” shall include the debt financing contemplated by the Debt Financing Commitment as permitted to be replaced, amended and/or modified by this Section 4.14 and references to “Equity Financing Commitment” or “Debt Financing Commitment” shall include such documents as permitted to be replaced, amended and/or modified by this Section 4.14.

4.15 Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably informed with respect to the status thereof; provided, however, that the obligation of the Company to notify Parent of any demands for appraisal pursuant to Section 262 of the DGCL is solely set forth in Section 2.9(f). The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider in good faith Parent’s views with respect to any such litigation; provided, however, that the right of Parent to participate in the defense or settlement of any demands for appraisal pursuant to Section 262 of the DGCL is solely set forth

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in Section 2.9(f). The Company shall not settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (except to the extent that such consent is required under the provisions of Section 4.1(a)(xv)).

4.16 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

4.17 Notification of Certain Matters. At all times during the period commencing on the date hereof and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, (a) upon becoming aware that any representation or warranty made by it (or, in the case of Parent, Merger Sub) has become untrue or inaccurate in any material respect such that the condition set forth in Section 5.2(a) (with respect to representations and warranties made by the Company) or Section 5.3(a) (with respect to representations and warranties made by Parent or Merger Sub) would not be satisfied, in each case, at any time from and after the date of this Agreement until the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms or (b) of any failure by it (or, in the case of Parent, Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (or, in the case of Parent, Merger Sub) under this Agreement; provided, however, that the unintentional failure to give notice upon becoming aware that any representation or warranty has become untrue or inaccurate under this Section 4.17 shall not be deemed a covenant breach, but instead shall constitute only a breach of the underlying representation or warranty. Notwithstanding the above, the delivery of any notice pursuant to this Section 4.17 will not affect or be deemed to modify any representation or warranty set forth in this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger. All information obtained by Parent pursuant to this Section 4.17 shall be governed by the terms of the Confidentiality Agreement.

4.18 Company Affidavit. At the Closing, the Company shall deliver to Parent an affidavit, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating, under penalties of perjury, that the Company is not, and has not during the previous five (5) years been, a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code.

4.19 Confidentiality. The Company, Parent and Merger Sub hereby acknowledge that an Affiliate of Parent and the Company have previously executed a Confidentiality Agreement, dated as of March 16, 2012 (as the same may have been amended or supplemented, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms except as expressly modified herein. Parent and Merger Sub hereby agree to be bound by the terms of the Confidentiality Agreement as so modified; provided, however, that Parent and Merger Sub may share non-public or otherwise confidential information regarding the Company and its Subsidiaries with rating agencies and the Financing Sources, and that Parent, Merger Sub and such Financing Sources may share such information with potential Financing Sources in

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connection with the marketing of the Debt Financing, in each case, if the recipients of such information agree to customary confidentiality arrangements.

4.20 Company Stockholder, Director and Employee Arrangements. Except to the extent expressly authorized by the Board of Directors of the Company in advance, prior to the Effective Time, none of Parent, Merger Sub or any of their respective Affiliates shall enter into any contract or agreement, and none of Parent, Merger Sub or any of their respective Affiliates shall make or enter into any formal or informal arrangement or other understanding (whether or not binding), with any holder of Common Shares or any director, officer or employee of the Company or any of it Subsidiaries relating to (a) this Agreement, the Merger or any other transactions contemplated by this Agreement, including as to any investment to be made in, or contributions to be made to, Parent or Merger Sub, or (b) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to any continuing employment) from and after the Effective Time.

Article V.
CONDITIONS

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Common Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. (i) The waiting period (and extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all required approvals and clearances by any other applicable Governmental Antitrust Entity applicable to the Merger under applicable Antitrust Law shall have been obtained and any applicable waiting period (or extension thereof) thereunder shall have expired or been earlier terminated.

(c) Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, an “Order”).

5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company (i) set forth in the second sentence of Section 3.1(f) (Absence of Certain Changes) and in the second sentence of Section 3.1(v) (Indebtedness; Certain Liens) shall be true and correct in all respects at and as of the Effective Time, (ii) set forth in Section 3.1(b) (Capitalization) shall be true and correct in all respects (except for such

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inaccuracies as are de minimis relative to Section 3.1(b) taken as a whole) at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) set forth in Sections 3.1(t) (Brokers) and the first sentence of 3.1(v) (Indebtedness; Certain Liens), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all material respects at and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) set forth in Section 3.1 (other than the Sections of Section 3.1 referred to in clause (i), (ii) or (iii)), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iv), for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed on behalf of the Company by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 5.2(a), (b) and (c).

(e) Form 10-Q. If the Closing has not occurred prior to August 15, 2012, the Company shall have filed a Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012, including all of the financial statements as of and for the period ending June 30, 2012 that are required to be contained in such Quarterly Report on Form 10-Q.

5.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any materiality qualifications therein, shall be true and correct at and as of the Effective Time as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement on or prior to the Closing Date.

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(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 5.3(a) and (b).

5.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.2 or Section 5.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 4.5 and Section 4.14.

Article VI.
TERMINATION

6.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by mutual written agreement of the Company and Parent.

6.2 Termination by Either the Company or Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by either the Company or Parent, with written notice from the terminating party to the other party, if:

(a) the Merger shall not have been consummated by November 15, 2012, whether such date is before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a) (such date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 6.2(a) shall not be available to (i) any party hereto whose actions or omissions have been the primary cause of, or the primary factor that resulted in, either the failure to satisfy the conditions to the obligations of the terminating party set forth in Article V to consummate the Merger prior to the Termination Date or the failure of the Effective Time to have occurred prior to the Termination Date or (ii) the Company (if the Company seeks to terminate on or after August 15, 2012), to the extent that the condition in Section 5.2(e) shall not have been satisfied;

(b) the Stockholders Meeting shall have been held and completed (or postponed or adjourned) and the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall become final and non-appealable, whether such Order becomes final and non-appealable before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a); provided, that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to any party hereto whose actions or omissions have been the primary cause of, or the primary factor that resulted in, such Order being issued.

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6.3 Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, by the Company, with written notice to Parent:

(a) at any time prior to the time that the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 4.2(c)(iv)), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (ii) immediately prior to or substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal and (iii) the Company, immediately prior to or substantially concurrently with such termination, pays to Parent or its designees in immediately available funds any fees required to be paid by it pursuant to Section 6.5;

(b) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.2(a) or Section 5.2(b) not to be satisfied;

(c) at any time prior to the time that the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company shall have effected a Change of Recommendation in response to, or as a result of, an event, development, occurrence or change in circumstances or facts occurring or arising after the date hereof (other than in connection with an Acquisition Proposal) and (ii) the Company, immediately prior to or substantially concurrently with such termination, pays to Parent or its designees in immediately available funds any fees required to be paid by it pursuant to Section 6.5; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.2(a) or Section 5.2(b) not to be satisfied;

(d) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or have not been satisfied as a result of Parent or Merger Sub’s breach of, or failure to perform any of their respective covenants or agreements contained in, this Agreement), (ii) the Company delivered in good faith written notice to Parent, at least one (1) Business Day prior to the date on which the Closing should have occurred pursuant to Section 2.2, (A) identifying such date as the date on which the Company in good faith believes the Closing should occur pursuant to Section 2.2 and (B) to the effect that it would be ready, willing and able to consummate the Merger on such date and (iii) Parent fails to close the transactions contemplated herein, including the Merger, within three (3) Business Days of such date; or

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(e) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), if (i) the Debt Financing Commitment has been terminated and (ii) a Satisfactory Replacement Debt Financing Commitment shall not have been obtained by the 90th day after the date of such termination, and shall still not have been obtained prior to the termination of this Agreement by the Company pursuant to this Section 6.3(e); provided, however, that notwithstanding the foregoing the Company may not terminate this Agreement pursuant to this Section 6.3(e) if, at the time of such a potential termination, any of the following is then true: (W) if the Company seeks to terminate on or after August 15, 2012, the condition set forth in Section 5.2(e) shall not have been satisfied, (X) the Company is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.2(a) or Section 5.2(b) not to be satisfied (except if the occurrence of the events described in clauses (i) and (ii) of this Section 6.3(e) is the primary cause of such material breach); (Y) the condition in Section 5.2(c) is not then satisfied (except if the occurrence of the events described in clauses (i) and (ii) of this Section 6.3(e) is the primary cause of such condition not being satisfied); or (Z) Parent and Merger Sub would then be entitled to terminate this Agreement pursuant to Section 6.1 or Section 6.2 (except a right to terminate under Section 6.2(a) which arises solely due to the occurrence of the events described in clauses (i) through (ii) of this Section 6.3(e)).

6.4 Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 5.1(a), by Parent, with written notice to the Company, if:

(a) (i) the Board of Directors of the Company shall have effected a Change of Recommendation or (ii) a tender or exchange offer for Common Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 under the Exchange Act recommending that the holders of Common Shares reject such Acquisition Proposal and not tender any Common Shares into such tender or exchange offer; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the date that is three (3) Business Days prior to the Termination Date; provided, however, that Parent and Merger Sub are not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 5.1, Section 5.3(a) or Section 5.3(b) not to be satisfied.

6.5 Effect of Termination.

(a) In the event of the termination of this Agreement, and the abandonment of the Merger, pursuant to this Article VI, this Agreement shall become void and of no effect with

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no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) the agreements of the Company, Parent and Merger Sub contained in Article I, Section 4.10, the indemnification and reimbursement provisions of Section 4.14(d), Section 4.19, this Section 6.5, Article VII, the Confidentiality Agreement and the Limited Guaranty shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Limited Guaranty, subject to the terms thereof) and (ii) the termination of this Agreement will not relieve any party hereto from liability for fraud in connection with this Agreement. Nothing shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 7.8 in lieu of terminating this Agreement, and abandoning the Merger, pursuant to this Article VI.

(b) In the event that:

(i) (A) this Agreement is terminated (1) pursuant to Section 6.2(a) before obtaining the Company Requisite Vote or (2) pursuant to Section 6.2(b), (B) after the date of this Agreement but prior to such termination, a bona fide written Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the holders of Common Shares and not subsequently withdrawn at least three (3) days prior to such termination and (C) within nine (9) months after such termination either an Acquisition Transaction is consummated or the Company shall have entered into a definitive agreement with respect to an Acquisition Transaction that is subsequently consummated (provided, that for purposes of this clause (C), the references to twenty percent (20%) and eighty percent (80%) in the definition of “Acquisition Transaction” shall be deemed to be references to fifty percent (50%)), then the Company shall promptly, but in no event later than three (3) Business Days after the date on which the Company consummates such Acquisition Transaction, pay Parent an amount equal to $5,086,087 (the “Termination Fee”) by wire transfer of immediately available funds;

(ii) this Agreement is terminated by Parent pursuant to Section 6.4(a) or Section 6.4(b), then the Company shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; or

(iii) this Agreement is terminated by the Company pursuant to Section 6.3(a) or Section 6.3(c), then the Company shall, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

In addition to the payment of the Termination Fee, in the event that this Agreement is terminated pursuant to Section 6.2(a) before obtaining the Company Requisite Vote or pursuant to Section 6.2(b), the Company shall, upon demand of Parent accompanied by copies of all appropriate invoices, promptly, but in no event later than three (3) Business Days after the date

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of such demand, reimburse Parent for the out-of-pocket costs and expenses incurred by or on behalf of Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement, up to a maximum amount equal to $2,119,203 (it being agreed and understood that any amounts paid pursuant to this paragraph shall be credited against any Termination Fee ultimately due pursuant to Section 6.5(b)(i)).

(c) In the event that this Agreement is terminated pursuant to (i) Section 6.3(b), Section 6.3(d) or Section 6.3(e) or (ii) Section 6.2(a) and at the time of such termination this Agreement could have been terminated by the Company pursuant to Section 6.3(b) or Section 6.3(d), then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $8,476,812 (the “Parent Fee”), by wire transfer of immediately available funds. For the avoidance of doubt in no event shall Parent be required to pay the Parent Fee on more than one occasion, whether or not the Parent Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

(d) The parties acknowledge that the agreements contained in this Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.5(b) or Parent fails to promptly pay the amount due pursuant to Section 6.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 6.5(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 6.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, (i) its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit and (ii) interest on the amount payable pursuant to such judgment, at the prime rate as published in the Wall Street Journal in effect on the date such payment was originally required to be made pursuant to Section 6.5(b) or Section 6.5(c), as the case may be, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 6.5(b) or Section 6.5(c), as the case may be, through the date of payment.

(e) In the event that Parent shall receive full payment of the Termination Fee, the receipt of the Termination Fee, together with any indemnification or reimbursement owed pursuant to Section 6.5(d), shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Physician Practices, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates, Physician Practices or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (collectively, “Company Related Parties”), and no Company Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by Parent, Merger Sub or any other Person in connection with this Agreement (and the termination

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hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination of this Agreement, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company, any of its Affiliates or any Company Related Party arising out of this Agreement, any of the transactions contemplated hereby, or any matters forming the basis for the termination of this Agreement. For the avoidance of doubt, (i) under no circumstances will Parent or Merger Sub be entitled to amounts in excess of the amount of the Termination Fee (and any payment pursuant to Section 6.5(d)) and (ii) although Parent and Merger Sub may pursue both a grant of specific performance in accordance with Section 7.8 and the payment of the Termination Fee under Section 6.5(b), under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance that results in the Closing and any portion of the Termination Fee.

(f) In the event that the Company shall receive full payment of the Parent Fee, the receipt of the Parent Fee, together with any indemnification or reimbursement owed pursuant to Section 4.14(d) or Section 6.5(d), shall be deemed to be liquidated damages and the sole and exclusive remedy of Company and its Subsidiaries and stockholders against Parent, Merger Sub and any of their respective former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and any Financing Source and each Affiliate, officer, director, employee, controlling Person, advisor, agent, attorney or representative of any Financing Source (collectively, “Parent Related Parties”), and no Parent Related Party shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for the termination of this Agreement, and none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Parent, Merger Sub or any other Parent Related Party arising out of this Agreement, the Financing Commitments, the Limited Guaranty or any of the transactions contemplated hereby, or any matters forming the basis for the termination of this Agreement. For the avoidance of doubt, (i) under no circumstances will the Company be entitled to amounts in excess of the amount of the Parent Fee (and any payment pursuant to Section 4.14(d) or Section 6.5(d)) and (ii) although the Company may pursue both a grant of specific performance in accordance with Section 7.8 and the payment of the Parent Fee under Section 6.5(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing and any portion of the Parent Fee.

Article VII.
MISCELLANEOUS AND GENERAL

7.1 Survival. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that those covenants and agreements contained in

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this Agreement that by their terms apply, or are to be performed in whole or in part, following the Effective Time shall survive the Effective Time until fully performed.

7.2 Amendment. Except as otherwise expressly provided in this Agreement, this Agreement may be amended by the parties hereto at any time by execution of a written instrument by each of the Company, Parent and Merger Sub; provided, however, that in the event that this Agreement has been duly adopted by the holders of Common Shares, no amendment shall be made to this Agreement that requires the approval of the holders of Common Shares under applicable Law without such approval.

7.3 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

7.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement. For purposes of this Agreement, a facsimile or portable document format (pdf) signature will be considered an original signature.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.6 Consent to Jurisdiction.

(a) Subject to Section 7.6(b), each of the parties hereto (i) irrevocably and unconditionally consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle, or, only if that court does not have subject matter jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (v) waives any objection that it may now or hereafter have to the venue of any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same. Each party hereto irrevocably agrees that any party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be

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served at the address and in the manner provided for the giving of notices in Section 7.9; provided, that nothing in this Section 7.6(a) shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, and that the provisions of Section 7.7 shall relate thereto.

7.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION OR PROCEEDING AGAINST A FINANCING SOURCE) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING (WHETHER BASED ON TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law

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or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief sought in accordance with this Section 7.8 on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(c) Notwithstanding Section 7.8(b), it is explicitly agreed that the Company shall be entitled to enforce specifically the obligations of Parent and Merger Sub to cause the Equity Financing to be funded to fund the Merger only in the event that (i) all conditions set forth in Section 5.1 and Section 5.2 have been satisfied (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 4.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions required of it under this Agreement to cause the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligation of Parent or Merger Sub to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing).

7.9 Notices. Any notices and other communications hereunder shall be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand or (d) immediately upon facsimile transmission (with a written or electronic confirmation of delivery) if sent during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next Business Day, in each case to the intended recipient as set forth below:

If to Parent or Merger Sub, to it at:

c/o Sagard Capital Partners Management Corp.
325 Greenwich Avenue, 2nd Floor
Greenwich, Connecticut 06830
Attention:	Chief Executive Officer
Facsimile:	(203) 629-6721

with a copy to:

Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901
Attention:	Charles J. Downey III, Esq.
Facsimile:	(203) 325-5001

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If to the Company, to it at:

IntegraMed America, Inc.
Two Manhattanville Road
Purchase, New York 10577
Attention:	Claude E. White, Esq.
Facsimile:	(914) 253-8010

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, New York 10019-6119
Attention:	Steven Khadavi, Esq.
Facsimile:	(646) 390-6549

Any party to this Agreement may give any notice or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly delivered and received unless and until it is actually received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner set forth in this Section 7.9.

7.10 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Voting Agreement, the Financing Commitments and the Limited Guaranty constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties by or among the parties hereto, or any of them, whether written or oral, with respect to the subject matter hereof.

7.11 No Third Party Beneficiaries.

(a) Except as provided (i) in Section 4.11 (with respect to which the Indemnified Parties, each of the other persons who are beneficiaries under the Current D&O Insurance Policies and their respective heirs and legal representatives shall be third party beneficiaries, but only following the Effective Time), (ii) the penultimate sentence of Section 4.14(d) (with respect to which the Representatives described in such sentence shall be third party beneficiaries), (iii) Section 6.5(e) (with respect to which the Company Related Parties shall be third party beneficiaries), (iv) Section 6.5(f) (with respect to which the Parent Related Parties, including the Financing Sources, shall be third party beneficiaries), (v) Section 7.6(b) (with respect to which the Financing Sources shall be third party beneficiaries) and (vi) Section 7.7 (with respect to which the Financing Sources shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Notwithstanding the immediately preceding sentence, following the Effective Time, (1) the provisions of Article II relating to the payment of the Per Share Merger Consideration shall be enforceable by holders of Certificates and Book-Entry Shares, (2) the provisions of Article II relating to the payment of the

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Option Consideration shall be enforceable by holders of Company Options and (3) the provisions of Article II relating to the payment of Company Restricted Stock shall be enforceable by holders of Company Restricted Stock. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations or warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) The Company acknowledges and agrees that it has no right of recovery against Parent, Merger Sub or any other Parent Related Party, whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of Parent or Merger Sub against any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights (i) against Parent and Merger Sub under, and solely in accordance with the terms of, this Agreement, (ii) against the Guarantor under, and solely in accordance with the terms of, the Limited Guaranty (subject to the Cap (as defined in the Limited Guaranty)), (iii) under, and solely in accordance with the terms of, the Equity Financing Commitment and (iv) under, and solely in accordance with the terms of, the Confidentiality Agreement. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement, the Equity Financing Commitment or the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against Parent, Merger Sub or any other Parent Related Party, except for (1) claims against Parent and/or Merger Sub under, and solely in accordance with the terms of, this Agreement, (2) claims against the Guarantor under, and solely in accordance with the terms of, the Limited Guaranty (and subject to the Cap), (3) the Company’s limited rights to cause enforcement of the Equity Financing Commitment pursuant to the terms thereof and the conditions in this Agreement or (4) claims by the Company for breach of the Confidentiality Agreement.

7.12 Obligations of Parent, the Company and the Surviving Corporation. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

7.13 Transfer Taxes. Except as expressly contemplated in Section 2.9(b), all transfer, documentary, sales, use, stamp, recording, registration and other such Taxes and fees (including penalties and interest thereon) incurred in connection with the Merger shall be paid by Parent or Merger Sub when due, and Parent and Merger Sub shall, at their own expense, properly file on a timely basis all necessary Tax Returns and other documentation with respect to any such Taxes.

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7.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.15 Company Disclosure Letter. The Company Disclosure Letter shall be arranged in Sections corresponding to the Sections of this Agreement. The disclosure set forth in any particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but, in the case of clause (ii), only if the relevance of that disclosure as an exception to (or disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside of the ordinary course of business.

7.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, that (a) prior to the date that the definitive Proxy Statement is printed, Parent and Merger Sub may assign or transfer their respective rights under this Agreement to any Affiliate without the prior written consent of the Company provided that the Commitment Letters and the Limited Guaranty remain in full force and effect and (b) after the Effective Time, each of Parent and Merger Sub may assign its rights and obligations hereunder to the Financing Sources providing the Debt Financing, pursuant to the terms thereof, to the extent necessary for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing; provided, further, that no such assignment shall release any assigning party from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

[Signature page follows.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SCP-325 HOLDING CORP.

By:	/s/ Dan Friedberg
	Name:	Dan Friedberg
	Title:	President

SCP-325 MERGER SUB, INC.

By:	/s/ Dan Friedberg
	Name:	Dan Friedberg
	Title:	President

INTEGRAMED AMERICA, INC.

By:	/s/ Jay Higham
	Name:	Jay Higham
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF VOTING AGREEMENT

[See Exhibit 99.1]

EXHIBIT B

FORM OF SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTEGRAMED AMERICA, INC.

Article I.
NAME

The name of the Corporation (the “Corporation”) is IntegraMed America, Inc.

Article II.
ADDRESS

The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Article III.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may be hereafter amended (the “Delaware Statute”).

Article IV.
CAPITAL STOCK

The authorized capital stock the Corporation shall consist of twenty million (20,000,000) shares of Common Stock, par value of $0.01 (the “Common Stock”).

Article V.
POWERS OF DIRECTORS; ELECTION OF DIRECTORS

In furtherance and not in limitation of the powers conferred by the Delaware Statute, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders of the Corporation, to make, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the Delaware Statute or the Certificate of Incorporation. Election of directors need not be by ballot, unless the By-laws of the Corporation shall so provide.

Article VI.
AMENDMENT OF CERTIFICATE OF INCORPORATION

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the Delaware Statute at that time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of the Delaware Statute.

Article VII.
INDEMNIFICATION AND EXCULPATION OF DIRECTORS

(i) The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware Statute or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. The Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

(ii) To the fullest extent that the Delaware Statute permits the limitation or elimination of the liability of directors, no director shall be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Statute, or (iv) for any transaction from which such director derived an improper personal benefit.

(iii) Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection existing under this Article at the time of such amendment or repeal.

B-2